Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Between

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.,

as the Borrower

and

PNC BANK, NATIONAL ASSOCIATION,

as the Bank

Dated as of June 24, 2005

4.12	Labor Matters	49
4.13	Title to Properties	49
4.14	Tax Returns and Payments	52
4.15	Intellectual Property	52
4.16	Insurance	52
4.17	Consents and Approvals	53
4.18	No Defaults	53
4.19	Plans and Benefit Arrangements	53
4.20	Environmental Matters	55
4.21	Margin Stock	56
4.22	Business of Subsidiaries	56
4.23	Violations of Anti-Terrorism Laws	56
4.24	Blocked Persons	57
4.25	Full Disclosure	58

ARTICLE 5. AFFIRMATIVE COVENANTS		58
5.1	Use of Proceeds	58
5.2	Delivery of Financial Statements and Other Information	58
5.3	Preservation of Existence; Qualification	62
5.4	Compliance with Laws and Contracts	62
5.5	Accounting System; Books and Records	63
5.6	Payment of Taxes and Other Liabilities	63
5.7	Insurance	63
5.8	Maintenance of Properties	64
5.9	Maintenance of Leases	64
5.10	Maintenance of Patents, Trademarks, Permits, Etc.	64
5.11	Bank Accounts	64
5.12	Plans and Benefit Arrangements	64
5.13	Environmental Matters and Indemnification	64
5.14	Key Management	65
5.15	Further Assurances; Power of Attorney	66

ARTICLE 6. NEGATIVE COVENANTS		66
6.1	Indebtedness	66
6.2	Guarantees	67
6.3	Encumbrances	67
6.4	Financial Covenants	68
6.5	[RESERVED]	68
6.6	Limitation on Dividends	68
6.7	Liquidations, Mergers, Consolidations, Acquisitions, Etc.	68
6.8	Dispositions of Assets	69
6.9	Loans and Other Advances	70
6.10	Investments	70
6.11	Affiliate Transactions	71
6.12	Use of Proceeds	71
6.13	Change of Business	71
6.14	Change of Fiscal Year	71

- ii -

6.15	ERISA	71
6.16	Amendments to Certain Documents	72

ARTICLE 7. CONDITIONS TO MAKING EXTENSIONS OF CREDIT		72
7.1	All Loans	72
7.2	Initial Extension of Credit	73

ARTICLE 8. EVENTS OF DEFAULT; REMEDIES		76
8.1	Events of Default	76
8.2	Remedies	79

ARTICLE 9. GENERAL PROVISIONS		80
9.1	Amendments and Waivers	80
9.2	Taxes	80
9.3	Expenses	80
9.4	Notices	81
9.5	Participations	82
9.6	Successors and Assigns	83
9.7	Confidentiality	83
9.8	Severability	83
9.9	Interest Limitation	83
9.10	Survival	84
9.11	GOVERNING LAW	84
9.12	FORUM	84
9.13	Non-Business Days	85
9.14	Integration	85
9.15	Headings	85
9.16	Counterparts; Effectiveness	85
9.17	WAIVER OF JURY TRIAL	85
9.18	General Indemnity	86
9.19	Timing	87
9.20	Bank Not Liable	87

- iii -

LIST OF EXHIBITS

NOTE : THE EXHIBITS REFERENCED HEREIN ARE NOT INCLUDED WITH THE

FILED VERSION OF THE 10-Q.HOWEVER THEY ARE AVAILABLE UPON

REQUEST.

Exhibit Designation	Exhibit	Principal Section Reference
A	Revolving Credit Note	2.1e

B	Lockbox Agreement	2.1f

C	Term Note	2.2c

D	Security Agreement	3.2

E	[RESERVED]

F-1	Mortgage	3.2

F-2	First Amendment to Mortgage	3.2

F-3	Second Amendment to Mortgage	3.2

F-4	Third Amendment to Mortgage	3.2

G	Landlord’s Consent	3.2

H	Compliance Certificate	5.2c

I	Subordination Agreement	7.2j

J	Borrowing Base Certificate	2.1b(i)

K	Guaranty Agreement	3.2

- iv -

LIST OF SCHEDULES

NOTE : THE SCHEDULES REFERENCED HEREIN ARE NOT INCLUDED WITH

THE FILED VERSION OF THE 10-Q.HOWEVER THEY ARE AVAILABLE UPON

REQUEST.

Schedule Designation and Principal Section Reference	Schedule	Page
1.1a	Leased Properties	14

1.1b	Owned Properties	11

1.1c	Bridgeville Property	5

4.2	Options, Warrants, Etc.	46

4.10	Litigation	54

4.12	Labor Matters	48

4.13a	Real Estate Matters - Borrower	55

4.13b	Real Estate Matters - Subsidiaries	56

4.15	Intellectual Property	58

4.16	Insurance	58

4.19	Plans and Benefit Arrangements	58

4.20	Environmental Matters	60

4.26	Material Contracts; Burdensome Restrictions	56

4.31	Jurisdictions	56

4.32	Bank Accounts	56

5.2k	Major Account Debtors	61

6.1	Permitted Indebtedness	72

6.3	Permitted Encumbrances	24

- v -

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 24, 2005 (as more fully defined below the “Agreement”), entered into by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (as more fully defined below the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (as more fully defined below the “Bank”).

RECITALS:

WHEREAS, the Borrower entered into that certain Second Amended and Restated Credit Agreement with the Bank dated as of January 30, 1998, as amended by the First Amendment to Second Amended and Restated Credit Agreement dated as of December 31, 1998 (the “First Amendment”), as further amended by the Second Amendment to Second Amended and Restated Credit Agreement dated as of May 25, 2000 (the “Second Amendment”), as further amended by the Third Amendment to Second Amended and Restated Credit Agreement dated as of June 1, 2001 (the “Third Amendment”), as further amended by the Fourth Amendment to Second Amended and Restated Credit Agreement dated as of May 31, 2002 (the “Fourth Amendment”), as further amended by the Fifth Amendment to Second Amended and Restated Credit Agreement dated as of February 18, 2003 (the “Fifth Amendment”), as further amended by the Sixth Amendment to Second Amended and Restated Credit Agreement dated as of June 30, 2003 (the “Sixth Amendment”), as further amended by the Seventh Amendment to Second Amended and Restated Credit Agreement dated as of October 20, 2003 (the “Seventh Amendment”), and as further amended by the Eighth Amendment to Second Amended and Restated Credit Agreement dated as of September 28, 2004 (the “Eighth Amendment”) (the Second Amended and Restated Credit Agreement as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment and Eighth Amendment together with all exhibits and schedules thereto, the “Original Agreement”).

WHEREAS, the Borrower and the Bank have agreed on additional modifications to the Original Agreement.

WHEREAS, the Borrower and the Bank have agreed to amend and restate the Original Agreement in its entirety.

WHEREAS, the Borrower desires to borrow, and the Bank desires to make available to the Borrower from time to time the loans and other extensions of credit hereinafter set forth, under and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises (each of which is incorporated herein by reference) and the mutual promises contained herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto (i) agree to amend and restate the Original Agreement under and pursuant to the terms hereof and (ii) otherwise agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, including the preamble and recitals hereto, the following terms shall have the respective meanings set forth below or in the Section of this Agreement referred to, unless the context otherwise requires:

Account: As used (i) in each Loan Document, except as used in the Working Cash Sweep Agreement and the Trust Agreement, an account, as that term is defined in the Uniform Commercial Code, of any Person, whether now in existence or hereafter created or acquired, and (ii) in the Working Cash Sweep Agreement and the Trust Agreement, the account defined in this Agreement as the Parent Account.

Account Debtor: Any Person who is or may become obligated under or with respect to an Account, Chattel Paper or a General Intangible.

Additional Equity Infusion: Receipt by the Borrower on and after May 31, 2005 of the Net Proceeds of a public offering or private placement of Borrower’s equity securities.

Affiliate: As to any Person, any other Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, or (ii) which beneficially owns or holds 25 percent or more of any class of the voting securities of the Borrower or 25 percent or more of the voting stock (or in the case of a Person which is not a corporation, 25 percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Borrower or a Subsidiary. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors of a corporation or trustees of a trust, as the case may be.

Agreement: On and after the Closing Date, as used in each Loan Document except the Working Cash Sweep Agreement and the Trust Agreement, this Third Amended and Restated Credit Agreement, all exhibits and schedules hereto and all extensions, renewals, amendments, substitutions and replacements hereof and hereto; and on and after the Closing Date when this Agreement is referred to in the Working Cash Sweep Agreement and the Trust Agreement it shall be referred to as the “Line of Credit Agreement”.

Anti-Terrorism Laws: Any laws relating to terrorism or money laundering, including Executive Order No. 13224, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee: The percentage (expressed in basis points) determined from time to time based upon the ratio of the Borrower’s Consolidated Total Indebtedness to the Borrower’s Consolidated EBITDA which corresponds to the range of ratios in which the Borrower’s Consolidated Total Indebtedness to Consolidated EBITDA Ratio, as at the end of the preceding fiscal quarter, falls:

Consolidated Total Indebtedness to Consolidated EBITDA Ratio	Applicable Commitment Fee
Less than 1.5 to 1.0	0.25%
Greater than or equal to 1.5 to 1.0 but less than or equal to 3.0 to 1.0	0.375%
Greater than 3.0 to 1.0	0.50%

All such adjustments shall be determined as of the date that the Borrower’s quarterly financial statements and Compliance Certificate are delivered to the Bank pursuant to Sections 5.2a, 5.2b and 5.2c.

Applicable Margin: The percentage (expressed in basis points) determined from time to time based upon the ratio of the Borrower’s Consolidated Total Indebtedness to the Borrower’s Consolidated EBITDA, as at the end of the preceding fiscal quarter, set forth under the relevant column heading below.

	Ratio of Consolidated Total Indebtedness to Consolidated EBITDA	Revolving Credit Loans		Term Loan
		Euro- Rate	Base Rate	Euro- Rate	Base Rate
LEVEL I	Less than 1.0 to 1.0	100	0	125	0
LEVEL II	Equal to or greater than 1.0 to 1.0 but less than 1.5 to 1.0	100	0	150	0
LEVEL III	Equal to or greater than 1.5 to 1.0 but less than or equal to 2.5 to 1.0	125	0	175	0
LEVEL IV	Greater than 2.5 to 1.0 but less than or equal to 3.0 to 1.0	150	0	200	0
LEVEL V	Greater than 3.0 to 1.0	200	0	225	0

All such adjustments shall be determined as of the date that the Borrower’s annual and quarterly financial statements, and Compliance Certificate are delivered to the Bank pursuant to Sections 5.2a, 5.2b and 5.2c.

As-extracted Collateral: All as-extracted collateral, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Authorized Officer: The Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Vice President or the Treasurer of the Borrower. The Bank shall be entitled to rely on the incumbency certificate delivered pursuant to Section 7.2 for the initial designation of each Authorized Officer. Additions or deletions to the list of Authorized Officers may be made by the Borrower at any time by delivering to the Bank a revised, fully-executed incumbency certificate.

Bank: PNC Bank, National Association, a national banking association, and its successors and assigns.

Base Rate: A fluctuating rate of interest per annum equal to the greater of (i) the Prime Rate or (ii) the sum of (A) the Federal Funds Effective Rate plus (B) 1/2 of one percent.

Base Rate Option: The ability of the Borrower to elect to have all or any portion of the Loans bear interest at the Interest Rate Option set forth in Subsection 2.3a(i).

Benefit Arrangement: An “employee benefit plan”, within the meaning of Section 3(3) of ERISA, which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any ERISA Affiliate for the benefit of employees of the Borrower or any ERISA Affiliate.

BIDP: The Business Infrastructure Development Program established by the Commonwealth of Pennsylvania.

BIDP Loan: A term loan from the BIDP or the County of Allegheny through BIDP which shall have a final maturity not exceeding 15 years after the date on which such loan is advanced.

Blocked Person: A person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No,. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person with which any financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (5) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (6) a Person who is affiliated or associated with any of the foregoing.

Borrower: Universal Stainless & Alloy Products, Inc., a Delaware corporation, and its successors and permitted assigns.

Borrowing Base: The sum of (i) 80% of the book value of the Qualified Accounts of the Borrower and Dunkirk, plus (ii) 50% of Value of the Qualified Inventory of the Borrower and Dunkirk. The advance percentages shown above may be modified by the Bank from time to time in its sole discretion, as a result of the audit and appraisal described in Section 2.1a or otherwise.

Borrowing Base Certificate: A borrowing base certificate substantially in the form of Exhibit “J” hereto which has been executed by an Authorized Officer and delivered to the Bank.

Borrowing Tranche: Each portion of the Loans bearing interest at a discrete Euro-Rate Option, that portion of the Revolving Credit Loans bearing interest at the Base Rate Option and that portion of the Term Loan bearing interest at the Base Rate Option.

Bridgeville Property: Those certain parcels of ground located in the Borough of Bridgeville, Upper St. Clair Township, Collier Township and Scott Township, Allegheny County, Pennsylvania and more fully described on Schedule 1.1c attached hereto together with improvements thereto and all appurtenances thereto.

Business Day: A day other than a Saturday or a Sunday on which the Bank and the Trustee are open for business.

Capital Adequacy Event: This term shall have the meaning given it in Section 2.5.

Capital Compensation Amount: This term shall have the meaning given it in Section 2.5.

Capital Expenditure: Any expenditure which would be classified as a capital expenditure in accordance with GAAP.

Capitalized Lease: Any lease of property by a Person, or any Consolidated Subsidiary of such a Person, as lessee, which would be capitalized on the Consolidated balance sheet of such a Person prepared in accordance with GAAP.

Capitalized Lease Obligations: The amount of the Consolidated obligations of a Person under Capitalized Leases which would be shown as a liability on a balance sheet of such a Person prepared in accordance with GAAP.

Chattel Paper: Any chattel paper, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Closing Date: June 24, 2005, or such other date as is mutually agreeable to the parties hereto.

Closing Fee: A closing fee equal to $25,000.

Collateral: Collectively, all of the property (whether real, personal or mixed, and whether tangible or intangible), rights, titles and interests subject to any Encumbrance in favor of the Bank pursuant to this Agreement or any other Loan Document, including but not limited to the cash and other assets held by the Bank in the Lockbox Account, each DDA, the Parent Account and each other bank account maintained by the Bank in order to implement the Working Cash Agreements.

Commercial Tort Claim(s): All commercial tort claims, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Commitment Fee: The fee described in Section 2.8a.

Commodity Account(s): All commodity accounts, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Commodity Contract(s): All commodity contracts, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Compliance Certificate: A certificate substantially in the form of Exhibit “H” which has been executed by an Authorized Officer and delivered to the Bank.

Consolidated: The consolidation in accordance with GAAP of the items as to which such term applies.

Consolidated Debt Service: The Consolidated scheduled payments of principal and interest on Indebtedness of the Borrower and its Subsidiaries during the relevant fiscal period.

Consolidated Excess Cash Flow: The amount by which, as the end of the relevant fiscal period, the Borrower’s EBITDA for such period exceeds the Borrower’s Consolidated Fixed Charges for such period.

Consolidated Fixed Charges: Without duplication, the sum of the Borrower’s and its Subsidiaries’ Consolidated interest expense, Consolidated tax expense less any deferred portion of such tax expense, scheduled payments of principal of Consolidated Total Indebtedness, payments due under Capitalized Leases and Capital Expenditures which are not Funded Capital Expenditures during the relevant fiscal period.

Consolidated Net Income: The Consolidated net income of the Borrower and its Subsidiaries for the period in question, after deducting all Consolidated operating expenses, provisions for all taxes and all other proper deductions, all determined in accordance with GAAP.

Consolidated Tangible Net Worth: The Borrower’s Consolidated stockholders’ equity, after subtracting all items properly classified as intangible, as determined in accordance with GAAP consistently applied.

Consolidated Total Indebtedness: The Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis, net of excess cash balances, all as determined in accordance with GAAP consistently applied.

Contamination: The presence of any Hazardous Substance at any real property owned or leased by the Borrower which requires investigation, clean-up or remediation under any Environmental Law.

Credit: A “Credit” as defined in the Working Cash Sweep Agreement.

Customer: The Borrower in its capacity as the customer under the Working Cash Sweep Agreement.

Customer’s Trust: The trust created pursuant to the Working Cash Sweep Agreement.

DDA: Each checking account now or hereafter identified on the Schedule to the Working Cash Sweep Agreement.

Debit: A “Debit” as defined in the Working Cash Sweep Agreement.

Default: Any condition, event, omission or act which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

Default Rate: The rate of interest charged pursuant to Section 2.3b(iv) hereof.

Deposit Account(s): All deposit accounts, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Document: Any document, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or in existence or hereafter created or acquired.

Dollars or $: The legal tender of the United States of America.

Dunkirk: Dunkirk Specialty Steel, LLC, a Delaware limited liability company, and a Subsidiary of Borrower and a guarantor of the Indebtedness issued hereunder.

Dunkirk Acquisition: The purchase by Dunkirk from the New York Job Development Authority of certain assets formerly owned by Empire Specialty Steel, Inc., on or about February 14, 2002.

EBITDA: For the period in question (tested on a rolling four-quarters basis as of the end of the Fiscal Quarter in question): the sum of (i) Consolidated Net Income, plus (ii) Consolidated income tax expense, plus (iii) Consolidated interest expense, plus (iv) Consolidated depreciation expense, plus (v) Consolidated amortization expense, each determined in accordance with GAAP, excluding (A) any Consolidated non-recurring or extraordinary income or losses for such period in question determined in accordance with GAAP and (B) the Net Income of any other Person acquired by the Borrower in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition.

EDF: The Allegheny County Department of Development, Economic Development Fund Business Loan Program.

EDF Loan: Any term loan from EDF which shall have a term of at least fifteen years.

EDS: The Economic Development Set Aside Program established by the Commonwealth of Pennsylvania.

EDS Loan: Any grant from EDS the proceeds of which will be lent to the Borrower as a term loan by the County of Allegheny, which loan shall have a final maturity of 15 years after the date on which the loan is issued.

Electronic Chattel Paper: Any electronic chattel paper, as that term is defined in the Uniform Commercial Code of any person, whether now owned or hereafter created or acquired.

Encumbrance: Any security interest, mortgage, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code) in, upon, or against any asset of the Borrower or any Subsidiary, whether or not voluntarily given.

Environmental Claim: Any written claim, suit notice or order made by a Person (including without limitation a Governmental Authority) or any written demand made by a Governmental Authority with respect to the Borrower or Dunkirk or any of their respective properties, whether owned or leased, that: (i) asserts a violation of an Environmental Law; (ii) asserts a liability under an Environmental Law; (iii) orders investigations, corrective action, remediation or other response under an Environmental Law; (iv) demands information under an Environmental Law; (v) alleges personal injury or property damage resulting from Hazardous Substances; or (vi) alleges that there is or may be Contamination.

Environmental Law: Any Governmental Rule concerning protection or regulation of the discharge of substances into the environment, including but not limited to those concerning air emissions, water discharges and treatment, storage tanks, and the handling, generation, treatment, storage and disposal of waste materials, chemical substances, pollutants, contaminants, toxic substances, pathogens, radioactive materials or hazardous substances of any kind, whether solid, liquid or gaseous.

Environmental Indemnity Agreement: An environmental indemnity agreement executed by a Loan Party in favor of the Bank concerning either Owned Properties or Leased Properties the subject of a mortgage in favor of the Bank in form and substance satisfactory to the Bank, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Equipment: Any equipment, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired and wherever located.

ERISA: The Employee Retirement Income Security Act of 1974 or any successor legislation thereto, and the rules and regulations promulgated thereunder, including any amendments to any of the foregoing.

ERISA Affiliate: Any member of a controlled group of corporations under Section 414(b) of the Internal Revenue Code of which the Borrower is a member, and any trade or business (whether or not incorporated) under common control with the Borrower under Section 414(c) of the Internal Revenue Code, and all other entities which, together with the Borrower, are or were treated as a single employer under Sections 414(m) or 414(o) of the Internal Revenue Code.

Euro-Rate: With respect to Borrowing Tranches to which the Euro-Rate Option applies for any Euro-Rate Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive, absent manifest error) to be equal to the average of the London interbank offered rates of interest per annum for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate Service (formerly Telerate) (or appropriate successor, or, if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Bank) display page 3750 (or such other display page on the Moneyline Telerate Service as may replace display page 3750), two (2) Business Days prior to the first day of such Euro-Rate Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by British Bankers’ Association or appropriate successor as shown on Moneyline Telerate Service
1:00 Euro-Rate Reserve Percentage

Euro-Rate Interest Period: Any individual period of one, two, three months or such longer period of time agreed to by the Bank from time to time commencing on the date a Euro-Rate Option is exercised; provided, however, that (i) any Euro-Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in the succeeding calendar month, in which case such Euro-Rate Interest Period shall end on the next preceding Business Day, (ii) any Euro-Rate Interest

Period which begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the subsequent calendar month during which such Euro-Rate Interest Period is to end shall end on the last Business Day of such subsequent month, (iii) no Euro-Rate Interest Period for the Revolving Credit Loans may end after the Revolving Credit Termination Date, and (iii) no Euro-Rate Interest Period for the Term Loan may end after the Term Loan Maturity Date.

Euro-Rate Loan: All or any portion of the Revolving Credit Loans or Term Loan, as the case may be, bearing interest under the Euro-Rate Option, as set forth in Subsection 2.3a (ii).

Euro-Rate Option: The ability of the Borrower to elect Euro-Rate Loans, as set forth in Subsection 2.3a(ii).

Euro-Rate Reserve Percentage: The maximum percentage (expressed as a decimal rounded upward to the nearest 1/100th of 1%), as determined by the Bank which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) of a member bank in such System.

Excluded Taxes: Any Tax imposed on the Bank’s net income or capital by any Governmental Authority as a result of the Bank (a) carrying on a trade or business or having a permanent establishment in such jurisdiction, (b) being organized under the laws of such jurisdiction, or (c) being or being deemed to be resident in such jurisdiction.

Event of Default: Any of the events specified in Section 8.1.

FDIC: The Federal Deposit Insurance Corporation or any entity succeeding to its functions.

Federal Funds Effective Rate: For any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Fee: Any of the fees payable or to be payable by the Borrower to the Bank or the Trustee pursuant to any of the Loan Documents including but not limited to the Commitment Fee, any Letter of Credit Fee and the Closing Fee.

Fiscal Quarter: Each three-month fiscal period of the Borrower beginning respectively on each successive January 1, April 1, July 1 and October 1 during the term hereof and ending on the immediately succeeding March 31, June 30, September 30 and December 31.

Fiscal Year: Each 12-month fiscal period of the Borrower, currently January 1 to December 31.

Fixture: Any fixture, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired and wherever located.

Funded Acquisition: The purchase, lease or other acquisition of all or substantially all of the assets of any Person or the purchase or other acquisition of all or substantially all of the capital stock or other equity interests of any Person, any of which is funded entirely by (A) Indebtedness permitted by item (vi) of Section 6.1, (B) an Additional Equity Infusion or (C) a combination thereof.

Funded Capital Expenditure: That portion of any Capital Expenditure which is funded by (w) a Government Loan, (x) an Additional Equity Infusion, (y) the Term Loan or (z) Indebtedness permitted by item (iv) of Section 6.1 hereof.

GAAP: Generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board, its predecessors and its successors, including any official interpretations thereof.

General Intangible(s): All general intangibles, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired, together with any intangible personal property of the Person of every kind and nature (other than accounts receivable, Chattel Paper, Documents and Instruments) including, without limitation, choses in action, causes in action, corporate or other business records, inventions, designs, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, tax refund claims, computer programs, insurance payments and any guarantee claims.

Goods: All goods, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired and wherever located.

Governmental Authority: Any (i) nation, state, government, jurisdiction or jurisdictional authority (domestic, foreign or international), any political subdivision thereof, and any governmental, quasi-governmental, judicial, public, statutory, administrative or regulatory body, agency, department, bureau, authority, court, commission, board, office, instrumentality, administrative tribunal or other entity of any of the foregoing and any official thereof and (ii) any arbitrator, arbitration tribunal or other non-governmental entity which has jurisdiction over the Borrower or a Subsidiary as a result of (A) the written consent of the Borrower or (B) being vested with such jurisdiction by any Governmental Authority.

Government Loan: Any BIDP Loan, EDF Loan, EDS Loan, Redevelopment Authority Loan, any loan from the New York Job Development Authority in connection with the Dunkirk Acquisition or the Community Development Block Grant in the principal amount of $200,000 from the Dunkirk Local Development Corporation to Dunkirk in connection with the acquisition by Dunkirk of a multiple bar shotblaster for the steel factory of Dunkirk located at 830 Brigham Road in Dunkirk, New York 14048.

Governmental Rule: Any constitutional provision, law, statute, code, act, rule, regulation, permit, license, treaty, ordinance, order, writ, injunction, decree, judgment, award, standard, directive, decision, determination or holding of any Governmental Authority, whether in existence on the Closing Date or whether issued, enacted or adopted after the Closing Date, and any change therein or in the interpretation or application thereof following the Closing Date.

Grantor: The Borrower in its capacity as Grantor under the Trust Agreement.

Guarantors: Dunkirk, Holdings and each other Subsidiary of the Borrower that executes a Guaranty of the Obligations in favor of the Bank; and the term “Guarantor” refers to any of the Guarantors.

Guaranty: As to any Person, any obligation, direct or indirect, by which such Person undertakes to guaranty, assume or remain liable for the payment of a second Person’s obligations, including but not limited to (i) endorsements of negotiable instruments, (ii) discounts with recourse, (iii) agreements to pay or perform upon a second Person’s failure to pay or perform, (iv) agreements to remain liable on obligations assumed by a second Person (other than pursuant to Letters of Credit permitted hereunder), (v) agreements to maintain the capital, working capital, solvency or general financial condition of a second Person and (vi) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the nondelivery of such products, materials or supplies or the nonfurnishing of such services.

Guaranty Agreement: A guaranty agreement executed by a Guarantor substantially in the form of Exhibit “K” attached hereto, together in each case with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Hazardous Substance: Any (i) substance which is defined as such or regulated in any manner by any Environmental Law and (ii) petroleum products, including crude oil.

Hedge Obligations: The obligations of a Person under an Interest Hedge Agreement.

Holdings: USAP Holdings, Inc., a Delaware corporation, 100% of the outstanding capital stock of which is owned legally and beneficially by the Borrower.

Holdings Credit Agreement: The credit agreement between the Borrower, as borrower, and Holdings, as lender, dated as of November 1, 1995, as the same may be amended from time to time with the Bank’s prior written consent.

Indebtedness: All of a Person’s (i) obligations and indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations under conditional sale or other title retention agreements relating to property purchased, (iv) obligations issued or assumed as the deferred purchase price of property or services, (v) Capitalized Lease Obligations, (vi) Hedge Obligations, (vii) obligations (contingent or matured) with respect to letters of credit, including but not limited to letters of credit whether matured or contingent, (viii) obligations of others secured by any Encumbrance on property or assets owned or acquired by a Person, whether or not the obligations secured thereby have been assumed, and (ix) Guarantees and all other contingent liabilities; provided, however, that Indebtedness shall not include the Borrower’s or any Subsidiary’s accounts payable and accrued liabilities incurred in the ordinary course of business if those accounts payable and accrued liabilities do not constitute obligations to repay borrowed money or deferred purchase price.

Ineligible Securities: Any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Bank Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Instrument: Any instrument, as that term is defined in the Uniform Commercial Code, owned or held by any Person, whether now owned or in existence or hereafter created or acquired.

Intercreditor Agreement: The Intercreditor Agreement dated as of October 3, 1995, as amended to the date hereof by and among the Bank, Machinery and Equipment Loan Fund of the Commonwealth of Pennsylvania, BIDP, the County of Allegheny acting by and through the EDF and the Redevelopment Authority and consented to by the Borrower as the same may hereafter be amended, restated or replaced.

Interest Hedge Agreement: Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance or any other agreement or arrangement designed to provide protection against fluctuations in interest rates, together with all extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing.

Interest Rate Option: Either the Base Rate Option or the Euro Rate Option as it applies to the Loans.

Internal Revenue Code: The Internal Revenue Code of 1986, or any successor legislation thereto, and the rules and regulations issued or promulgated thereunder, including any amendments to any of the foregoing.

Inventory: All inventory, as that term is defined in the Uniform Commercial Code, of any Person, including but not limited to any and all new or used goods, merchandise and other personal property, including but not limited to goods in transit, of the Borrower, Dunkirk or Holdings, and which is or may at any time be held as finished goods, raw materials, work-in-process, supplies or materials used or consumed in the business of the Borrower,

Dunkirk or Holdings, or held for sale or lease or furnished under a contract of service in the ordinary course of the business of the Borrower, Dunkirk or Holdings, including but not limited to ingot molds, universal rolling mill rolls, all returned and repossessed goods and all supplementary items, packing and shipping supplies and advertising materials, all of the foregoing whether now owned or hereafter created or acquired and wherever located.

Investment Property: All investment property, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Landlord’s Consents: Collectively, in such form and substance reasonably satisfactory to the Bank of consents landlords of material Leased Properties to permit an Encumbrance in favor of the Bank against property of the Borrower located at such premises and to waive any landlord’s lien or right of distraint against any property of the Borrower located at such premises, all in a form reasonably acceptable to the Bank.

Leased Properties: All lands and premises described in Schedule 1.1a which are leased by a Loan Party and any other lands and premises which are leased by the Borrower or a Subsidiary of the Borrower as the lessee.

Letter of Credit: Any letter of credit issued by the Bank pursuant to this Agreement.

Letter of Credit Fee: The fee described and defined in Section 2.11b.

Letter of Credit Rights: Any letter of credit rights, as that term is defined in the Uniform Commercial Code, of any Person, whether nor owned or hereafter created or acquired.

Loan: A Revolving Credit Loan or the Term Loan; and the term “Loans” means collectively the Revolving Credit Loans and the Term Loan.

Loan Account: The loan account referred to in Section 2.7.

Loan Document: Any of this Agreement, any Note, any Security Document, any Letter of Credit, any application for Letter of Credit, any Reimbursement Agreement, any Lockbox Agreement, the Working Cash Sweep Agreement, the Trust Agreement, the Intercreditor Agreement, any other cash management agreement, any Interest Hedge Agreement to which the Borrower is a party thereto and the Bank or an Affiliate of the Bank is the counterparty, any Subordination Agreement to which the Borrower is a party as a borrower and the Bank is party as a lender and all other documents and instruments executed and delivered from time to time to govern, evidence or secure the Obligations, and the exhibits, schedules, statements, reports, certificates and other documents required by, or related to, any of the foregoing, and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Loan Party: Any of the Borrower or any Guarantor; and the term “Loan Parties” means collectively, the Borrower and Guarantors.

Lockbox Account: A U.S. Postal Service lockbox in the name of the Borrower or Dunkirk, over which, pursuant to the Lockbox Agreement, the Bank has dominion and control to the exclusion of the Borrower or Dunkirk, as the case may be, or other Persons acting by or through the Borrower or Dunkirk, as the case may be, and the related account into which the proceeds of the items received in the Lockbox Account are processed, which may be a DDA.

Lockbox Agreement: That lockbox agreement executed by the Borrower or Dunkirk, substantially in the form of Exhibit “B” hereto, in favor of the Bank together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Material Adverse Change: Any circumstance or event which (i) has or could reasonably be expected to have a material adverse effect upon the validity or enforceability of this Agreement or any of the other Loan Documents, (ii) is material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, (iii) impairs materially the ability of the Borrower and the Guarantors to duly and punctually pay or perform the Obligations, or (iv) impairs materially the ability of the Bank, to the extent permitted, to enforce the Bank’s legal remedies pursuant to this Agreement and the other Loan Documents.

Money: Any money, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter acquired.

Money Purchase Plan: Any Benefit Arrangement subject to the minimum funding standards under Section 302 of ERISA and Section 412 of the Internal Revenue Code.

Mortgage: Any mortgage and security agreement substantially in the form of Exhibit “F-1”, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof including without limitation Exhibit “F-2”, Exhibit “F-3” and Exhibit “F-4.; or any mortgage and security agreement by a Loan Party concerning its fee interest in Owned Properties, which mortgage and security agreement is in form and substance satisfactory to the Bank, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Multiemployer Plan: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

Net Cash Proceeds: The cash proceeds to the Borrower of any disposition of assets permitted by items (ii) and (iii) of Section 6.8, less the sum of (i) reasonable costs associated with such disposition of assets, (ii) all Federal, state and local taxes assessed against or paid by the Borrower in connection therewith and (iii) the principal amount of any Indebtedness which is secured by any asset disposed of and which is required to be repaid in connection therewith.

Net Credit: As defined in the Working Cash Sweep Agreement.

Net Debit: As defined in the Working Cash Sweep Agreement.

Note: The Revolving Credit Note or the Term Note; and the term “Notes” means collectively, the Revolving Credit Note and the Term Note.

Obligations: Collectively, (i) all unpaid principal and accrued and unpaid interest under the Loans, (ii) all accrued and unpaid Fees hereunder or under any of the other Loan Documents, (iii) all obligations (contingent or matured) due the Bank pursuant to draws on Letters of Credit, (iv) all Hedge Obligations of a Loan Party to the Bank, (v) any other amounts due hereunder or under any of the other Loan Documents, including all reimbursements, indemnities, Fees, costs, expenses, prepayment premiums, and other obligations of the Borrower or any Subsidiary to the Bank or any indemnified party hereunder and thereunder, (vi) all other existing and future Indebtedness of the Borrower or any Subsidiary to the Bank under any other agreement or instrument between the Borrower or any Subsidiary and the Bank or among the Borrower or any Subsidiary, the Bank and any other Person, including without limitation any Interest Hedge Agreement and the P Card Agreement, and (vii) all reasonable out-of-pocket costs and reasonable expenses incurred by the Bank in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and expenses of the Bank’s counsel.

Original Agreement: The Second Amended and Restated Credit Agreement dated as of January 30, 1998, as amended, as more fully defined in the recitals hereto.

Outstanding Revolving Credit Amount: The sum of the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate Stated Amounts of all outstanding Letters of Credit, including any unreimbursed draws on Letters of Credit which have not yet been converted to Revolving Credit Loans.

Owned Property: The lands and premises of a Loan Party owned in fee and described in Schedule 1.1b and all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on these lands.

P Card Agreement: That certain VISA Purchasing Card Agreement by and between the Borrower and the Bank executed as of November 1, 2000 by the Borrower and executed as of November 28, 2000 by the Bank, as the same may be amended, modified or supplemented from time to time.

Parent Account: The parent account as so designated in the Working Cash Sweep Agreement and referred to in the Working Cash Sweep Agreement and Trust Agreement as the Account.

Participant: Any bank or financial institution which acquires from the Bank an undivided interest in the Bank’s Revolving Credit Commitment, in the Loans or in the Letters of Credit, pursuant to Section 9.5.

Participation: The sale, made in accordance with the provisions of Section 9.5, by the Bank to any Participant of an undivided interest in the Bank’s Revolving Credit Commitment, in the Loans or in the Letters of Credit.

Payment Intangible(s): All payment intangibles, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

PBGC: The Pension Benefit Guaranty Corporation established pursuant to ERISA, or any entity succeeding to any or all of its functions under ERISA.

Permitted Encumbrance: Any of the following:

(i) The Encumbrances in the Collateral granted to the Bank;

(ii) Encumbrances for taxes, assessments, governmental charges or levies on any of a Loan Party’s properties if such taxes, assessments, governmental charges or levies (A) are not at the time due and payable or if they can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which the applicable Loan Party has created adequate reserves, and (B) are not pursuant to any Environmental Law;

(iii) Pledges or deposits to secure payment of workers’ compensation obligations, unemployment insurance, deposits or indemnities to secure public or statutory obligations or for similar purposes; provided, however, no such Encumbrance may attach to the Bridgeville Property;

(iv) Encumbrances arising out of judgments or awards against a Loan Party with respect to which enforcement has been stayed and such Person at the time shall currently be prosecuting an appeal or proceeding for review in good faith by appropriate proceedings diligently conducted and with respect to which the applicable Loan Party has created adequate reserves or has adequate insurance protection; provided, however, that at no time may the aggregate Dollar amount of such liens exceed $100,000, and no such Encumbrance may attach to the Bridgeville Property;

(v) Mechanics’, carriers’, workmen’s, repairmen’s and other similar statutory liens incurred in the ordinary course of a Loan Party’s business, so long as the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings diligently conducted; provided, however, no such Encumbrance may attach to the Bridgeville Property;

(vi) Security interests in favor of lessors of personal property, which property is the subject of a true lease between such lessor and a Loan Party;

(vii) Encumbrances existing on the Closing Date and listed on Schedule 6.3; provided, however, that the Dollar amount of the obligation secured by any such Encumbrance shall not exceed the amount shown opposite such Encumbrance on Schedule 6.3;

(viii) Security interests in favor of lenders whose loans to a Loan Party are permitted pursuant to Subsections 6.1(iii); provided, however, no such Encumbrance may attach to the Bridgeville Property; and

(ix) Security interest in favor of the Dunkirk Local Development Corporation to secure the repayment of the deferred loan of $200,000 by the Dunkirk Local Development Corporation to Dunkirk incurred by Dunkirk to finance the acquisition of a multiple bar shotblaster for the steel factory of Dunkirk located at 830 Brigham Road in Dunkirk, New York 14048; provided, that, such lien is limited to such multiple bar shotblaster.

(x) Mortgage interest created by Mortgage dated February 14, 2002 in favor of the New York Job Development Authority, d/b/a Empire State Development Corporation, to secure repayment of the principal sum of $1,100,000.00 by Dunkirk Acquisition, LLC (now known as Dunkirk Specialty Steel, LLC), incurred by Dunkirk to finance the purchase of the 79.01 acre tract with the steel plant erected thereon.

(xi) Security interest created by Security Agreement dated February 13, 2002 in favor of the New York Job Development Authority, d/b/a Empire State Development Corporation, to secure the repayment of the loan of the sum of $1.9 million by Dunkirk Acquisition, LLC (now known as Dunkirk Specialty Steel, LLC) incurred by Dunkirk to finance the purchase of the personal property at the Dunkirk plant.

Person: Any individual, partnership, corporation, association, trust, business trust, joint venture, joint stock company, limited liability company, unincorporated organization or enterprise or Governmental Authority.

Plan: Any employee pension benefit plan other than a Multiemployer Plan which is covered by Title IV of ERISA and which either (i) is maintained by the Borrower and/or any ERISA Affiliate of the Borrower for employees of the Borrower and/or any ERISA Affiliate or (ii) has at any time within the preceding five years been maintained by the Borrower and/or any entity which was an ERISA Affiliate at such time for their respective employees.

Prime Rate: For any day, a fluctuating interest rate per annum equal to the rate of interest which the Bank announces from time to time as its prime lending rate, which rate may not be the lowest rate then being charged by the Bank to certain commercial borrowers.

Prohibited Transaction: A “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Promissory Note(s): All promissory notes, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Qualified Account: Any Account of the Borrower or Dunkirk which the Bank, in its sole discretion exercised in good faith, determines to have met all of the following requirements, which requirements may be revised by the Bank in its sole discretion exercised in good faith from time to time after giving prior notice to the Borrower:

(i) The Account represents a complete bona fide transaction for goods sold or services rendered (including conversion services rendered but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) which requires no further act under any circumstances on the part of the Borrower or Dunkirk to make such Account payable by the Account Debtor;

(ii) The Account arises from an arm’s-length transaction in the ordinary course of the Borrower’s or Dunkirk’s business between the Borrower or Dunkirk, as the case may be, and an Account Debtor which is not (A) an Affiliate or Subsidiary of the Borrower or Dunkirk, (B) a Person controlled by a Subsidiary or Affiliate of the Borrower or Dunkirk, (C) an officer, director, stockholder or employee of the Borrower or Dunkirk or (D) a member of the family of an officer, director, stockholder or employee of the Borrower or Dunkirk;

(iii) The Account shall not (A) be or have been unpaid more than 120 days from the original invoice date, or (B) be payable by an Account Debtor (1) more than 50% of whose Accounts (in Dollar value) are not deemed Qualified Accounts or (2) whose Accounts constitute 15% or more of the aggregate amount of all outstanding Accounts unless such Account Debtor is specifically identified on Schedule 5.2 hereto. Such Schedule 5.2 may be revised from time to time in accordance with Section 5.2i hereof. In no event shall Accounts of any Account Debtor listed on Schedule 5.2 exceed 40% or more of the aggregate amount of all outstanding Accounts. When applying the tests set forth in clause (2) immediately above and the immediately preceding sentence, only those Accounts which exceed by Dollar value the respective percentage thresholds shall not be Qualified Accounts;

(iv) The goods, the sale of which gave rise to the Account (A) were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a consignment sale basis, a guaranteed sale basis, a sale-or-return basis or on the basis of any other similar understanding or (B) were provided to the Account Debtor on a bill and hold basis; provided that the aggregate of all such bill and hold Accounts which shall be Qualified Accounts shall not at any time exceed $1,000,000, and no part of such goods has been returned or rejected;

(v) The Account is not evidenced by Chattel Paper or an Instrument of any kind and has not been reduced to judgment;

(vi) The Account Debtor with respect to the Account (A) is Solvent, (B) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on his or its business, operations or properties, (C) has not made an assignment for the benefit of his or its creditors, (D) has not suspended business, dissolved or consented to or suffered the appointment of a receiver, trustee, liquidator or custodian for him or it or for all or a significant portion of his or its assets or affairs and (E) is not, in the sole discretion of the Bank exercised in good faith, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experience of the Borrower or Dunkirk or the Bank with such Account Debtor or the unsatisfactory reputation of such Account Debtor);

(vii) The Account Debtor is not located outside of the continental United States of America, unless the Borrower or Dunkirk has delivered to the Bank any or all letters of credit and/or cash against documents relating to such Account or evidence of insurance, as requested by the Bank and deemed adequate and acceptable by the Bank;

(viii) The Account Debtor is not the government of the United States of America, or any Governmental Authority thereof, unless the Assignment of Claims Act of 1940 (31 U.S.C. §3727 et seq.), as amended from time to time, or applicable similar or successor legislation, has been fully complied with to the Bank’s satisfaction so that the Bank has a valid, perfection first priority lien and security interest in such Account;

(ix) The Account is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Account Debtor, and the Account is not otherwise subject to any right of setoff to the extent of any of the foregoing, and no facts or circumstances exist which may provide a basis for any of the foregoing; provided, however, to the extent that such Account is subject to an allowance adjustment or reduction in an amount that does not exceed 35% of such Account, such Account shall be a Qualified Account in an amount equal to such Account, less such allowance, adjustment or reduction;

(x) The Account is subject to a valid, perfected first priority lien and security interest in favor of the Bank and is not subject to any other Encumbrance whatsoever;

(xi) The Account is evidenced by an invoice or other documentation in form acceptable to the Bank and arises from a contract which is in form and substance satisfactory to the Bank;

(xii) The Borrower or Dunkirk, as the case may be, has observed and complied with all Governmental Rules of the state in which the Account Debtor is located or the Account is payable, which laws, if not observed and complied with, would deny to the Borrower or Dunkirk, as the case may be, access to the courts of such state;

(xiii) The Account is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

(xiv) The goods or services giving rise to the Account were not, at the time of sale thereof, subject to any Encumbrance except a first priority lien and security interest in favor of the Bank;

(xv) The Account is payable in freely transferable Dollars;

(xvi) The Borrower or Dunkirk, as the case may be, has not made any agreement with the Account Debtor for any deduction therefrom, except agreements relating to (A) discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account and (B) discounts or allowances permitted by item (ix) of this definition;

(xvii) The Borrower or Dunkirk, as the case may be, has not made any agreement with the Account Debtor to extend the time of payment of such Account;

(xviii) The Account does not arise from a retail sale of goods to a Person who is purchasing the same primarily for personal, family or household purposes;

(xix) No material covenant, representation or warranty contained in this Agreement or any of the other Loan Documents with respect to such Account has been breached; and

(xx) The Account would not be disqualified for any other reason generally accepted in the commercial finance business.

In addition to the foregoing requirements, Accounts of any Account Debtor which are otherwise Qualified Accounts shall be reduced to the extent of any accounts payable (including, without limitation, the Bank’s good faith estimate of any contingent liabilities) owing by the Borrower or Dunkirk, as the case may be, to such Account Debtor, which accounts payable are known as “contras”.

Qualified Bank: A bank or trust company organized under the laws of the United States of America or any state thereof, having either (i) capital, surplus and undivided profits aggregating at least $250,000,000 or (ii) total assets in excess of $1,000,000,000 and whose long-term certificates of deposit are rated “AA” or better by Standard and Poor’s Rating Group, a division of McGraw Hill, Inc. or “Aa” or better by Moody’s Investors Service, Inc.

Qualified Inventory: Any Inventory of the Borrower or Dunkirk which the Bank, in its sole discretion exercised in good faith, determines to have met all of the following requirements, which requirements may be revised by the Bank in its sole discretion exercised in good faith from time to time after giving prior notice to the Borrower:

(i) The Inventory is either (A) finished goods, (B) work-in-process, or (C) raw materials, including but not limited to scrap metals and alloys; but excluding in all cases Inventory which (1) consists of steel rolls or ingot molds used in the processing of steel; or (2) has been shipped, delivered, provided to, purchased or sold by the Borrower or Dunkirk on a bill-and-hold basis, a consignment sale basis, a guaranteed sale basis, a sale-or-return basis, or any other similar basis or understanding other than an absolute sale;

(ii) The Inventory (A) is located in the continental United States at the premises listed on Schedule 1 to the Security Agreement and, for each of such premises which are leased by the Borrower or Dunkirk as tenant, a duly executed Landlord’s Consent satisfactory to the Bank has been executed by the landlord, delivered to the Bank and (B) is not in transit or, if the Inventory is in transit, the Bank has determined in its sole discretion that the Bank has a valid, perfected first priority lien and security interest in such Inventory; provided, however, that in no event will the Bank advance in excess of $1,000,000 at any one time outstanding on Inventory in transit;

(iii) Except as set forth in Schedule 1 to the Security Agreement, the Inventory is not stored with a third party processor, bailee, warehouseman, consignee or similar party;

(iv) The Inventory is not packaging material or supplies, unless such materials or supplies have already been incorporated into the finished goods;

(v) The Inventory is subject to a valid, perfected first priority lien and security interest in favor of the Bank and is not subject to any other Encumbrance whatsoever;

(vi) The Inventory meets all applicable standards imposed by any Governmental Authority;

(vii) None of the Inventory, the manufacturing of which is subject to such laws, has been manufactured in violation of any Federal minimum wage or overtime laws, including without limitation the Fair Labor Standards Act, 29 U.S.C. §215(a)(1) or any similar or successor legislation;

(viii) No material covenant, representation or warranty contained in this Agreement or any of the other Loan Documents with respect to such Inventory has been breached; and

(ix) The Inventory is not, and should not be, disqualified for any other reason generally accepted in the commercial finance business.

Redevelopment Authority: The Redevelopment Authority of Allegheny County.

Redevelopment Authority Loan: A term loan issued by the Redevelopment Authority.

Regulation T, U and X: Regulation T, Regulation U and Regulation X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 220 et seq., Part 221 et seq., and Part 224 et seq., respectively), as such regulations are now in effect and as may hereafter be amended.

Reimbursement Agreement: Any Reimbursement Agreement relating to a Letter of Credit issued by the Bank for the account of the Borrower or an Affiliate pursuant to which the Borrower agrees to reimburse the Bank for any draw against such Letter of Credit.

Reportable Event: A “reportable event” described in Section 4043(b) of ERISA and in 29 C.F.R. Part 2615.

Revolving Credit Commitment: The obligation of the Bank to make available to the Borrower an amount which, when added to the aggregate Stated Amounts of all Letters of Credit, plus any Unreimbursed L/C Draws on Letters of Credit which have not yet been converted to Revolving Credit Loans, does not exceed the lesser of (i) $15,000,000.00 or (ii) the Borrowing Base.

Revolving Credit Loan: An individual borrowing under the Revolving Credit Commitment; and the term “Revolving Credit Loans” refers to all such borrowings under the Revolving Credit Commitment.

Revolving Credit Note: The Revolving Credit Note, in substantially the form of Exhibit “A” duly executed by the Borrower and delivered to the Bank, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Revolving Credit Termination Date: June 30, 2009, as such date may be extended upon written consent of the Bank which consent is within the sole discretion of the Bank.

SEC: The Securities and Exchange Commission and any entity succeeding to its functions.

Section 20 Subsidiary: The Subsidiary of the bank holding company controlling the Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Securities Account(s): All securities accounts, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Security Agreement: The security agreement and collateral assignment executed by the Borrower, Dunkirk or Holdings, substantially in the form of Exhibit “D”, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Security Document: Any (i) Security Agreement, (ii) Mortgage, (iii) Lockbox Agreement, (iv) Guaranty Agreement, (v) Landlord’s Consent, (vi) additional documents and instruments entered into from time to time for the purpose of securing the Obligations, (vii) ancillary documents and instruments relating to any of the foregoing, such as Uniform Commercial Code financing statements and stock powers and (viii) extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing.

Security Entitlement(s): All security entitlements, as such term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Shared Collateral: Shall have the meaning ascribed to it in an Intercreditor Agreement.

Software: All software, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Solvent: As to any Person, the condition which exists when such Person (i) owns assets whose value (both at fair market value and present fair saleable value) is, on the date of determination, greater than the amount of such Person’s liabilities (including without limitation contingent and unliquidated liabilities), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Stated Amount: As to any Letter of Credit, the lower of (i) the face amount thereof or (ii) the remaining available undrawn amount thereof (regardless of whether any conditions for drawing could then be met).

Subordination Agreement: A Subordination Agreement substantially in the form of Exhibit “I” together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Subordinated Indebtedness: Indebtedness subordinated to the Obligations in a manner satisfactory to the Bank, including without limitation as set forth in any Subordination Agreement.

Subsidiary: (i) Any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by another Person or one or more of such other Person’s subsidiaries, (ii) any partnership of which such other Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such other Person or one or more of such other Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such other Person or one or more of such other Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such other Person or one or more of such other Person’s Subsidiaries.

Supporting Obligations: All supporting obligations as that term is defined in the Uniform Commercial Code, of any Person, whether nor owned or hereafter created or acquired.

Tangible Chattel Paper: All tangible chattel paper, as that term is defined in the Uniform Commercial Code, of any Person, whether now owned or hereafter created or acquired.

Target Balance: As defined in the Working Cash Sweep Agreement.

Tax or Taxes: All taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions, compulsory loans or similar charges in the nature of a tax, including PBGC, any state or provincial pension plan contributions, employment insurance payments and workers compensation premiums, together with any installments, and any interest, fines and penalties, imposed by any Governmental Authority, whether disputed or not.

Termination Event: (i) A Reportable Event with respect to a Plan or an event described in Section 4062(e) of ERISA with respect to a Plan, (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a Plan year in which the Borrower or such ERISA Affiliate was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, (iii) the incurrence of liability by the Borrower or such ERISA Affiliate under Section 4064 of ERISA upon the termination of a Plan, (iv) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (v) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (vi) any other event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

Term Loan: The Term Loan described in Section 2.2 hereof.

Term Loan Commitment: The obligation of the Bank to make available to the Borrower, pursuant to the terms hereof, the Term Loan.

Term Loan Maturity Date: June 30, 2011.

Term Note: The Term Note in substantially the form of Exhibit “C” duly executed by the Borrower and delivered to the Bank, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Transfer Difference: As defined in the Working Cash Sweep Agreement.

Trust Agreement: The Working Cash® Trust Agreement dated as of May 1, 1997, by and between the Grantor and the Trustee and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Trustee: PNC Bank, National Association in its capacity as trustee under the Trust Agreement.

UCC Collateral: Collectively (a) all personal property of a Loan Party, including without limitation the following, all whether now owned or hereafter acquired or arising and wherever located: (i) Accounts (including credit card receivables); (ii) Securities Entitlements, Securities Accounts, Commodity Accounts, Commodity Contracts and Investment Property; (iii)

Deposit Accounts; (iv) Instruments (including Promissory Notes); (v) Documents (including warehouse receipts); (vi) Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper); (vii) Inventory, including raw materials, work in process, or materials used or consumed in a Loan Party’s business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed; (viii) Goods of every nature, including stock-in-trade, goods on consignment, standing timber that is to be cut and removed under a conveyance or contract for sale, computer programs embedded in such Goods and farm products; (ix) Equipment, including machinery, vehicles and furniture; (x) Fixtures; (xi) As-extracted Collateral; (xii) Commercial Tort Claims, if any, described from time to time on a schedule or supplement to the Security Agreement; (xiii) Letter of Credit Rights; (xiv) General Intangibles, of every kind and description, including Payment Intangibles, Software, computer information, source codes, object codes, records and data, all existing and future customer lists, choses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xv) all Supporting Obligations of all of the foregoing property; (xvi) all property of a Loan Party now or hereafter in the Bank possession or in transit to or from, or under the custody or control of, the Bank or any affiliate thereof; (xviii) all cash and cash equivalents thereof; and (xviii) all cash and noncash Proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof; and

(b) all books, records, documents, ledger receipts and other information of a Loan Party pertaining to any of the foregoing, including, without limitation, all customer lists, credit files, computer records, computer programs, storage media and computer software used or required in connection with the establishment, generation, processing, maintenance or storage of such books, records or documents or otherwise used or acquired in connection with documenting information pertaining to any of the aforesaid collateral.

Unfunded Benefit Liabilities: With respect to any Plan, the amounts described in Section 4001(a)(18) of ERISA.

Uniform Commercial Code: The Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania or any other jurisdiction which controls the perfection of a security interest in any of the Collateral in favor of the Bank, in effect on the Closing Date and as amended from time to time.

Unreimbursed L/C Draw: Such sum defined in Section 2.11e hereof.

USWA Agreement: Each of the several Collective Bargaining Agreements between the Borrower and the United Steelworkers of America and all appendices in effect as of the Closing Date.

Value: When used in the context of the Borrower’s and Dunkirk’s Qualified Inventory, shall mean the lower of cost (determined on a first-in-first-out basis) or market.

Withdrawal Liability: “Withdrawal liability” as defined by the provisions of Part 1 of Subtitle E to Title IV of ERISA.

Working Cash Agreements: This Agreement, the Working Cash Sweep Agreement and the Trust Agreement.

Working Cash Sweep Agreement: The Working Cash®, Line of Credit, Investment Sweep Rider dated as of June 24, 2005, by and between the Borrower as the Customer and the Bank and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

1.2 Other Definitional Provisions. (i) Except as otherwise specified herein, all references in any Loan Document (A) to any Person shall be deemed to include such Person’s successors and assigns, (B) to any applicable law or Governmental Rule defined or referred to herein shall be deemed references to such applicable law or Governmental Rule as the same may have been or may be amended, supplemented or replaced from time to time and (C) to any Loan Document defined or referred to herein shall be deemed references to such Loan Document (and, in the case of the Note or other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

(ii) When used in any Loan Document, the words “herein”, “hereof” and “hereunder” and words of similar import shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document, and the words “Article”, “Section”, “Subsection”, “Schedule”, “Exhibit” and “Annex” shall refer to Articles, Sections and Subsections of, and Schedules, Exhibits and Annexes to, such Loan Document unless otherwise specified.

(iii) Whenever the context so requires, in all Loan Documents the use of or reference to any gender includes the masculine, feminine, and neuter genders, and all terms used in the singular shall have comparable meanings when used in the plural and vice versa.

(iv) All accounting terms used in any Loan Document which are not specifically defined therein shall be construed in accordance with GAAP consistently applied, except as otherwise expressly stated therein.

ARTICLE 2. THE LOANS

2.1 Revolving Credit Commitment.

2.1a Revolving Credit Loans. The Bank agrees, subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, that the Borrower shall have the right to borrow, repay and reborrow, from the date hereof until the Revolving Credit Termination Date, an aggregate principal amount which, together with the aggregate Stated Amounts of all outstanding Letters of Credit, plus any Unreimbursed L/C Draws thereunder which have not been converted to Revolving Credit Loans, shall not exceed the lesser of $15,000,000, or the Borrowing Base in the aggregate at any one time outstanding. In the event of any advance under the Revolving Credit Commitment, the Bank may, at its option, conduct an audit and appraisal of the Accounts and Inventory of the Borrower and Dunkirk (at the sole cost of the Borrower) to evidence compliance with the Borrowing Base and modify, in the Bank’s sole discretion, the advance rates for borrowing against Qualified Accounts, Qualified Inventory, or both. The parties hereto acknowledge and agree that after the conversion of certain outstanding revolving credit loans to a portion of the Term Loan hereunder, the aggregate principal amount of remaining revolving credit loans outstanding under the Original Agreement on the Closing Date is $12,940,540.69; and that such outstanding revolving credit loans are hereby acknowledged to be outstanding hereunder as Revolving Credit Loans.

2.1b Mandatory and Voluntary Reductions of Revolving Credit Commitment.

(i) Borrowing Base. In the event that at any time any of the Bank’s Loan Account, the Borrowing Base Certificate (in the form of Exhibit “J” hereto) most recently delivered by the Borrower to the Bank or the Borrower’s calculation of the Borrowing Base shows that the Outstanding Revolving Credit Amount exceeds the Borrowing Base, the Borrower shall repay, simultaneously with the delivery of any such Borrowing Base Certificate to the Bank, with any recalculation of the Borrowing Base or upon demand by the Bank, whichever is earliest, an amount which is sufficient to reduce the aggregate outstanding principal amount of Revolving Credit Loans so that, after such payment, the Outstanding Revolving Credit Amount does not exceed the Borrowing Base.

(ii) Voluntary Reductions. Upon at least ten Business Days’ prior written notice to the Bank, the Borrower may from time to time permanently reduce the Revolving Credit Commitment, and, to the extent of such reduction, the portion of the Revolving Credit Commitment shall no longer be available for borrowing. Simultaneously with any such voluntary permanent reduction, the Borrower shall make a payment of the outstanding Revolving Credit Loans equal to the excess, if any, of (A) the Outstanding Revolving Credit Amount over (B) the lesser of (i) the Revolving Credit Commitment, as so reduced, and (ii) the Borrowing Base. Each such reduction shall be in a minimum principal amount of $500,000 or, if in excess of $500,000, in integral multiples of $250,000. Notice of a reduction, once given, shall be irrevocable.

(iii) Application of Payments. Any and all Revolving Credit Commitment reductions or mandatory or voluntary prepayments made pursuant to any particular item of this Section 2.1b shall be made in addition to, and not in lieu of, any and all Revolving Credit Commitment reductions and mandatory and voluntary prepayments required to be made pursuant to any other item of this Section 2.1b. All such mandatory and voluntary prepayments shall be accompanied by all accrued and unpaid interest thereon, and all amounts due pursuant to Section 2.4, if any.

2.1c Advance Procedures. In the event that the assets transferred into the Parent Account from the Customer’s Trust under the Working Cash Sweep Agreement are insufficient to cover the Net Debit, the Bank shall on behalf of the Borrower advance an amount equal to the lesser of (i) the remaining amount of the Net Debit or (ii) the Revolving Credit Commitment.

2.1d Payment Terms. Any Credit in the Parent Account shall, to the extent available at the end of any Business Day, be automatically applied to the repayment of the outstanding balance of the Revolving Credit Loans. In addition, the outstanding principal balance of the Revolving Credit Loans and any accrued and unpaid interest thereon shall be due and payable on the Revolving Credit Termination Date. If any payment hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest with such payment. Borrower hereby authorizes the Bank to charge the Parent Account or any deposit account maintained by the Borrower, individually or jointly with others with the Bank for any payment when due hereunder. Payments received will be applied to charges, fees, expenses, accrued interest and principal in any order the Bank may choose in its sole discretion.

2.1e Revolving Credit Note. The obligation of the Borrower to repay on or before the Revolving Credit Termination Date the aggregate unpaid principal amount of all Revolving Credit Loans shall be evidenced by the Revolving Credit Note substantially in the form of Exhibit “A” attached hereto, executed by the Borrower and delivered to the Bank.

2.1f Lockbox.

(i) Lockbox Account. On or prior to the Closing Date, each of the Borrower and Dunkirk shall enter into a Lockbox Agreement with the Bank in the form of Exhibit “B” hereto. The Borrower shall notify, and shall cause Dunkirk to notify, all Account Debtors to make payment directly to the Lockbox Account. All notifications to Account Debtors shall contain such instructions regarding the address and account number of the Lockbox Account as may be specified by the Bank to the Borrower and Dunkirk, as the case may be, from time to time, and shall otherwise be satisfactory to the Bank. The Bank may also instruct Account Debtors to make payment to the Lockbox Account at any time. The Bank, pursuant to the term of the Lockbox Agreement, shall process all items received in the lockbox and deposit the proceeds of the Lockbox Account into a DDA.

(ii) Other Bank Accounts. The Borrower agrees that it shall not maintain, and shall cause Dunkirk not to maintain, any other depository accounts in which cash or proceeds of Collateral could be deposited, except for those accounts meeting the requirements of this item (ii). Pursuant to an agreement satisfactory in form and substance to the Bank, each bank or other financial institution at which such an account is maintained by the Borrower shall acknowledge that the Bank has a security interest in and to such account maintained with it, and shall agree that, either on a daily basis or upon receipt of instructions from the Bank, it will cause all collected funds in such account (except for any required minimum balances) to be deposited in a DDA by wire transfer.

2.1g Termination of Working Cash Sweep Agreement. The Working Cash Sweep Agreement may be terminated by the Borrower or the Bank on thirty (30) day’s prior written notice from the Person terminating the Working Cash Sweep Agreement to the other party thereto. During such thirty (30) day period the Bank and the Borrower shall attempt to agree on an alternative mechanism for funding Revolving Credit Loans under this Agreement. Failure of the Borrower and the Bank to agree on an alternative funding mechanism shall constitute an Event of Default hereunder at the end of such thirty (30) day period.

2.2 Term Loan Facility.

2.2a Term Loan Commitment. On the date hereof, the Bank extends to the Borrower a term loan facility of $10,000,000. The Borrower and the Bank hereto acknowledge and agree that the aggregate principal amount of term loan outstanding under the Original Agreement on the Closing Date is $1,950,000; and subject to the terms and conditions hereof, the Borrower hereby requests that such outstanding term loan be hereby amended and extended hereby to be outstanding hereunder as a portion of the Term Loan. Subject to the terms and conditions hereof, the Borrower hereby requests that on the Closing Date revolving credit loans outstanding under the Original Agreement in the principal amount of $8,050,000 be converted into a portion of the outstanding Term Loan. The Bank agrees, subject to the terms hereof and relying on the representations and warranties herein set forth, that the Borrower shall have the right to amend and extend term loans outstanding under the Original Agreement in the principal amount of $1,950,000 and to convert outstanding revolving credit loans in the principal amount of $8,050,000 into the Term Loan hereunder. Such amended, extended and converted loans shall constitute the entire amount of the Term Loan hereunder. There are no other funds disbursed hereunder to complete the Term Loan the subject of this Agreement.

2.2b Request for Borrowing Tranches Applicable to the Term Loan. Each request for a Borrowing Tranche applicable to the amendment, restatement and conversion of the Term Loan on the Closing Date or a conversion of an existing Interest Rate Option applicable to the Term Loan shall be made to the Bank orally or in writing, by an Authorized Officer, (i) by 10:00 A.M. (Pittsburgh, Pennsylvania time) on the Closing Date or on the Business Day of the proposed conversion to bear interest at the Base Rate Option and (ii) by 12:00 noon (Pittsburgh, Pennsylvania time) at least two Business Days prior to the Closing Date or the date of the conversion of any portion of the Term Loan to bear interest at the Euro-Rate Option. Each request shall specify the Closing Date or the date on which such conversion of an existing Interest Rate Option is to be made, the amount thereof and, if applicable, the Euro-Rate Interest Period therefor. Any oral request for a conversion of an existing Interest Rate Option shall be followed immediately by the Borrower’s written request therefore. A request from the Borrower pursuant to this Section 2.2b, with respect to the Term Loan or any portion thereof which is to bear interest at the Euro-Rate Option, shall irrevocably commit the Borrower to accept such Euro-Rate Loan on the date specified in such request.

2.2c Term Note. The obligation of the Borrower to repay on or before the Term Loan Maturity Date, the aggregate unpaid principal amount of the Term Loan shall be evidenced by the Term Note substantially in the form of Exhibit “C” hereto, which shall be executed and delivered to the Bank on the Closing Date. Subject to the terms of Section 7.2 hereof, the Bank shall disburse the Term Loan to the Borrower in accordance with the closing instructions executed by the Borrower and the Bank. Each selection or conversion of an Interest Rate Option applicable to the Term Loan shall be in the minimum principal amount of $1,000,000 or if in excess of $1,000,000 in integral multiples of $500,000.

2.2d Principal Payments on the Term Loan.

(i) Scheduled Principal Payments. Principal of the Term Loan shall be repaid in twenty (20) consecutive quarterly installments beginning June 30, 2006 and continuing thereafter on the last day of each December, March, June and September to and including the Term Loan Maturity Date. Each of the first nineteen quarterly principal installments will be in an amount equal to $500,000. The final quarterly principal installment due on March 31, 2011, shall be in an amount equal to the unpaid principal balance of the Term Loan plus all accrued and unpaid interest thereon.

(ii) Voluntary Prepayments. The Borrower, subject to the terms hereof, shall have the right, at its option, to prepay the Term Loan in whole at any time or in part from time to time. Each partial voluntary prepayment of the Term Loan shall be in the minimum amount of $1,000,000 or, if in excess of $1,000,000, in integral multiples of $500,000. The Borrower shall give the Bank not less than two (2) Business Days’ prior written notice of each prepayment specifying the aggregate principal amount to be prepaid and the date of prepayment. Notice of prepayment having been given as aforesaid, the principal amount specified in such notice shall be due and payable on the prepayment date.

(iii) Mandatory Principal Prepayments. In addition to the payments required pursuant to Subsection 2.2d(i) above, the Borrower shall make the following prepayments:

(A) Asset Sales. The Borrower shall pay to the Bank, as a mandatory prepayment of principal on the Term Loan, the Net Cash Proceeds of any disposition of assets permitted by items (ii) and (iii) of Section 6.8; provided, however no such mandatory prepayment of such Net Cash Proceeds need be made if (I) the Net Cash Proceeds do not exceed in the aggregate $5,000,000 during the term hereof and (II) such Net Cash Proceeds aggregating not more than $10,000,000 are used within one hundred and eighty days of receipt to acquire other Equipment in which the Bank is granted a first and prior Encumbrance.

(B) Casualty. The Borrower shall pay to the Bank, as a mandatory prepayment of principal on the Term Loan, the Net Cash Proceeds of any casualty payment received from an insurance company or eminent domain proceeding; provided, however no such mandatory prepayment of such Net Cash Proceeds need be made if (I) the Net Cash Proceeds do not exceed in the aggregate $5,000,000 during the term hereof and (II) such Net Cash Proceeds aggregating not more than $5,000,000 are used within one hundred and eighty days of receipt to acquire other Equipment or real property for a plant site in which the Bank is granted a first and prior Encumbrance.

(iv) Application of Payment. Each prepayment of principal of the Term Loan, whether voluntary or mandatory shall be applied against the unpaid principal installments of the Term Loan in the inverse order of their normal maturity.

2.3 Interest.

2.3a Interest Rate. During the term hereof, the Borrower, in accordance with the provisions of this Section 2.3, shall have the option of electing from time to time one or more Interest Rate Options set forth below to be applied by the Bank to all or a portion of the Revolving Credit Loans and the Term Loan, as the case may be.

(i) Base Rate Option. Under the Base Rate Option, the Borrowing Tranche of the Revolving Credit Loans or the Term Loan bearing interest as such Option shall bear interest at the Base Rate plus the Applicable Margin for the applicable Loan.

(ii) Euro-Rate Option. Under the Euro-Rate Option, the Borrowing Tranches of the Revolving Credit Loans or the Term Loan bearing interest at such Option shall bear interest at a rate per annum equal to the sum of the Euro Rate plus the Applicable Margin for the applicable Loan.

2.3b Adjustments to Interest Rates.

(i) Changes in Applicable Margin. The Applicable Margin shall be adjusted as of the day that the Borrower’s annual and quarterly financial statements, and Compliance Certificate are delivered to the Bank pursuant to Sections 5.2a, 5.2b and 5.2c hereof.

(ii) Changes in Prime Rate or Federal Funds Effective Rate. The Base Rate shall be adjusted from time to time, without notice to the Borrower, as necessary to reflect any changes in the Prime Rate or in the Federal Effective Funds Rate, as applicable, which adjustments shall be automatically effective on the day of any such change.

(iii) Changes in Euro-Rate Reserve Percentage. The Euro-Rate Option shall be adjusted from time to time, without notice to the Borrower, as necessary to reflect any changes in the Euro-Rate Reserve Percentage, which adjustments shall be automatically effective on the day of such change.

(iv) Event of Default. Upon the occurrence of and during the continuance of an Event of Default, the outstanding principal amount of the Loans shall bear interest from the date of such occurrence at a rate per annum which is equal to 2% (200 basis points) in excess of the rate or rates which would then otherwise in effect pursuant to this Section 2.3 with respect to such Loans.

2.3c Interest Payment Dates.

(i) Revolving Credit Interest Payment Dates. Interest on the outstanding Revolving Credit Loans bearing interest under the Base Rate Option will be due and payable on or about the last date of each month for the period just ended, with the first such payment due on June 30, 2005. Interest on the outstanding Revolving Credit Loans bearing interest under the Euro-Rate Option shall be payable on the last day of the relevant Euro-Rate Interest Period; provided that for Euro-Rate Interest Periods in excess of three months, interest shall also be payable on the 90th day of such Euro-Rate Interest Period, on any 180th or 270th day of such Euro-Rate Interest Period and on the last day of such Euro-Rate Interest Period. All interest will be charged to the Parent Account or another account created by the Bank to implement the Working Cash Agreements. In the event that there is insufficient Credit in the Parent Account or such other account to pay interest, the Bank will advance funds on behalf of the Borrower as provided by Subsection 2.1c hereof to the extent the Borrower has availability under the Revolving Credit Commitment. If not paid by one of the two foregoing alternatives, then interest will be immediately due and payable by the Borrower. In the event that the sum, of Federal Funds Effective Rate plus fifty (50) basis points is, for any period during any month, greater than the Prime Rate a separate billing for additional interest due shall be sent to the Borrower. Such additional interest shall be due and payable within ten (10) days. All accrued and unpaid interest on the Revolving Credit Loan shall be due and payable on the Revolving Credit Termination Date.

(ii) Term Loan Interest Payment Dates. Interest due on the outstanding Term Loan bearing interest under the Base Rate Option shall be payable monthly in arrears on the last day of each month for the period just ended, with the first such payment due on June 30, 2005. Interest due on each outstanding Borrowing Tranche of the Term Loan bearing interest under the Euro-Rate Option shall be payable on the last day of the relevant Euro-Rate Interest Period; provided that for Euro-Rate Interest Periods in excess of three months, interest shall also be payable on the 90th day of such Euro-Rate Interest Period, on any 180th or 270th day of such Euro-Rate Interest Period and on the last day of such Euro-Rate Interest Period. All accrued and unpaid interest on the Term Loan shall be due and payable on the Term Loan Maturity Date.

(iii) Existing Interest. All accrued and unpaid interest outstanding under a Borrowing Tranche bearing interest at the Base Rate Option under the Original Agreement shall continue to be due and payable hereunder and under the Notes and all such interest shall be due and payable on June 30, 2005; and all accrued and unpaid interest outstanding under a Borrowing Tranche bearing interest at the Euro-Rate Option for any Euro-Rate Interest Period existing under the Original Agreement shall continue to be due and payable hereunder and under the Notes and all such interest shall be due and payable at the end of the applicable Euro-Rate Interest Period existing under the Original Agreement.

(iv) Payments After Maturity. After any maturity of any Note or the Obligations, whether on a scheduled maturity date, by acceleration or otherwise, all accrued and unpaid interest shall be due and payable on demand until all amounts due hereunder are paid in full.

2.3d Method of Calculation. The interest rate shall be calculated on the basis of the actual number of days elapsed, using a year of 360 days. Interest for any period shall be calculated from and including the first day thereof to but not including the last day thereof.

2.3e Interest Rate Option Elections, Renewals and Conversions. Subject to the remaining provisions of this Agreement, the Borrower shall have the option to elect to have all or any Borrowing Tranches bear interest at either of the Interest Rate Options and shall have the right to renew elections of Interest Rate Options and convert Borrowing Tranches to the other Interest Rate Option. Notice of the Borrower’s election shall be made in accordance with Section 2.2b. Elections of, conversions to or renewals of the Base Rate Option shall continue in effect until converted to the Euro-Rate Option. Elections of, conversions to or renewals of the Euro-Rate Option shall expire as to each such Euro-Rate Option at the expiration of the applicable Euro-Rate Interest Period. Any Borrowing Tranches outstanding for which no elections have been made shall bear interest under the Base Rate Option.

2.3f Limitation on Election of Euro-Rate Options. Each election of the Euro-Rate Option or the prepayment of all or any Euro-Rate Loans shall be in the minimum principal amount of $1,000,000 or, if in excess of $1,000,000, in integral multiples of $500,000. At no time during the term hereof may there be more than a total of six (6) separate Borrowing Tranches in effect, no more than four (4) of which may bear interest at the Euro-Rate Option. Upon the occurrence and during the continuance of an Event of Default, the Borrower’s right to elect, renew or convert to Euro-Rate Loans shall be suspended.

2.3g Special Provisions Relating to Euro-Rate Option.

(i) Euro-Rate Unascertainable. In the event that on any date on which a Euro-Rate would otherwise be set the Bank shall have determined in good faith (which determination shall be final and conclusive) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Euro-Rate, the Bank shall give prompt notice of such determination to the Borrower, and until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist, the right of the Borrower to borrow under, renew or convert to the Euro-Rate Option shall be treated as a request to borrow under, renew or convert to the Base Rate Option.

(ii) Illegality of Offering Euro-Rate. If the Bank shall determine in good faith, which determination shall be final and conclusive, that compliance by the Bank with any applicable Governmental Rule (whether or not having the force of law), or the interpretation or application thereof by any Governmental Authority has made it unlawful for the Bank to make or maintain Euro-Rate Loans, the Bank shall give notice of such determination to the Borrower. Notwithstanding any provision of this Agreement to the contrary, unless and until the Bank shall give notice to the Borrower that the circumstances giving rise to such determination no longer apply:

(A) with respect to any Euro-Rate Interest Periods thereafter commencing, interest on the corresponding Euro-Rate Loans shall be computed and payable under the Base Rate Option; and

(B) on such date, if any, as shall be required by law, any Euro-Rate Loans then outstanding shall be automatically renewed at the Base Rate Option; and the Borrower shall pay to the Bank the accrued and unpaid interest on such Euro-Rate Loans to (but not including) such renewal date.

The Borrower shall pay the Bank any additional amounts reasonably necessary to compensate the Bank for any out-of-pocket costs incurred by the Bank as a result of any renewal pursuant to item (B) above on a day other than the last day of the relevant Euro-Rate Interest Period, including, but not limited to, any interest or fees payable by the Bank to lenders of funds obtained by it to loan or maintain the Loans so converted. The Bank shall furnish to the Borrower a certificate showing the calculation of the amount necessary to compensate the Bank for such costs (which certificate, in the absence of manifest error, shall be conclusive), and the Borrower shall pay such amount to the Bank, as additional consideration hereunder, within ten (10) days of the Borrower’s receipt of such certificate.

(iii) Inability to Offer Euro-Rate. In the event that the Bank shall determine, in its sole discretion, that it is unable to obtain deposits in the London interbank market in sufficient amounts and with maturities related to the Euro-Rate Loans which would enable the Bank to fund such Euro-Rate Loans, then the Bank shall immediately notify the Borrower that the right of the Borrower to borrow under, convert to or renew the Euro-Rate Option shall be suspended. Following notification of the suspension of the Euro-Rate Option, the Borrower agrees to negotiate with the Bank for a modified Euro-Rate which will allow the Bank to realize its anticipated and bargained-for yield. In the event that the Borrower and the Bank cannot agree on a modified Euro-Rate, any notice of borrowing under, conversion to or renewal of the Euro-Rate Option which was to become effective during the period of suspension shall be treated as a request to borrow under, convert to or renew the Base Rate Option with respect to the principal amount specified therein.

(iv) Indemnity. In addition to the other provisions of this Section 2.3g, the Borrower hereby agrees to indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any default by the Borrower in failing to make any borrowing, conversion or renewal hereunder to bear interest at the Euro-Rate Option on the scheduled date, in failing to make when due (whether by declaration, acceleration or otherwise) any payment of any Euro-Rate Loan or in making any payment or prepayment of any Euro-Rate Loan or any part thereof on any day other than the last day of the relevant Euro-Rate Interest Period, including but not limited to any loss of profit, premium or penalty incurred by the Bank in respect of funds borrowed by it for the purpose of making or maintaining any Euro-Rate Loan as determined in good faith by the Bank in the exercise of its sole but reasonable discretion. The Bank shall furnish to the Borrower a certificate showing the calculation of the amount of any such loss or expense (which certificate, absent manifest error, shall be conclusive), and the Borrower shall pay such amount to the affected Bank within ten days of the Borrower’s receipt of such certificate.

2.4 Yield Protection; Indemnity.

2.4a Yield Protection. If any Governmental Rule or the interpretation or application thereof by any court or any Governmental Authority charged with the administration thereof, or the compliance with any guideline or request from any central bank or other Governmental Authority, whether or not having the force of law:

(i) subjects the Bank to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind hereunder (other than any tax imposed or based upon the income of the Bank and payable to any Governmental Authority or taxing authority of the United States of America or any state thereof) or changes the basis of taxation of the Bank with respect to payments by the Borrower of principal, interest or other amounts due from the Borrower hereunder (other than any change which affects, and to the extent that it affects, the taxation by the United States of America or any state thereof of the total net income of the Bank), or

(ii) imposes, modifies or deems applicable any reserve, special deposit, special assessment or similar requirements against assets held by, deposits with or for the account of or credit extended by the Bank, or

(iii) imposes upon the Bank any other condition with respect to this Agreement, and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank, reduce the rate of return on the Bank’s capital or impose any expense upon the Bank by an amount which the Bank in its sole but reasonable discretion deems to be material, the Bank shall from time to time notify the Borrower of the amount determined by the Bank (which determination, absent manifest error, shall be conclusive) to be reasonably necessary to compensate the Bank (on an after-tax basis) for such increase in cost, reduction in income, reduction in rate of return or additional expense, setting forth the calculations therefor, and the Borrower shall pay such amount to the Bank, as additional consideration hereunder, within 10 days of the Borrower’s receipt of such notice.

2.4b Method of Calculation. In determining the amount due the Bank hereunder by reason of the application of this Section 2.4, the Bank may use any reasonable averaging or attribution method; provided, however, that the Bank must use reasonable efforts to minimize such losses and costs.

2.5 Capital Adequacy. If (i) any adoption of, change in or interpretation of any Governmental Rule, or (ii) compliance with any guideline, request or directive of any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally, including but not limited to regulations set forth at 12 C.F.R. Part 3 (Appendix A), 12 C.F.R. Part 208 (Appendix A), 12 C.F.R. Part 225 (Appendix A) and 12 C.F.R. Part 325 (Appendix A) or any court requires that the commitments of the Bank hereunder be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Bank or any corporation controlling the Bank (a “Capital Adequacy Event”), the result of which is to reduce the rate of return on the

Bank’s capital as a consequence of such commitments to a level below that which the Bank could have achieved but for such Capital Adequacy Event, taking into consideration the Bank’s policies with respect to capital adequacy, by an amount which the Bank reasonably deems to be material, the Bank shall promptly deliver to the Borrower a statement of the amount necessary to compensate the Bank for the reduction in the rate of return on its capital attributable to such commitments (the “Capital Compensation Amount”). The Bank shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. The Bank shall from time to time notify the Borrower of the amount so determined setting forth the calculations therefor (which determination, absent manifest error, shall be conclusive). Such amount shall be due and payable by the Borrower to the Bank 10 Business Days after such notice is given.

2.6 Payments.

2.6a Place and Manner of Payments. All payments of principal, interest, fees, costs and other amounts due hereunder and under the other Loan Documents not credited to the Bank directly pursuant to the terms hereof or of the Working Cash Sweep Agreement shall be made by the Borrower to the Bank at the Bank’s principal office at One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15222, Attention: Corporate Finance Group, not later than 12:00 noon (Eastern time) on the due date. All such payments with respect to the Loans shall be immediately good funds when delivered by the Borrower to the Bank.

2.6b No Set-Off or Deductions. Subject to the terms of Section 9.5c hereof any and all payments made by the Borrower hereunder shall be made to the Bank in full, without set-off or counterclaim and free and clear of and without deduction or withholding for, or on account of, any and all present and future Taxes other than Excluded Taxes. If the Borrower is required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased, as may be necessary, so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum that it would have received had no deductions or withholdings been made, (ii) the Borrower shall make the required deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with any applicable Governmental Rule. The Bank agrees either to repay or credit at Bank’s discretion to the Borrower any refund or tax credit actually received by, or for the benefit of, the Bank for tax amounts paid by the Borrower pursuant to this Section.

2.6c Tax Indemnity. The Borrower shall indemnify the Bank for the full amount of any Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by the Borrower under this Section paid or payable by the Bank and for any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and for any Taxes (other than Excluded Taxes) levied or imposed with respect to any indemnity payment made under this Section. This indemnification shall be made within 30 days after the date the Bank makes written demand therefor. If such Taxes are not correctly or legally asserted, the Bank will reasonably cooperate with the Borrower at the Borrower’s expense in contesting such assessment.

2.6d Evidence of Payment. Within 30 days after the date of any payment of Taxes withheld by the Borrower in respect of any payment by the Borrower to the Bank, the Borrower shall furnish to the Bank the original or a certified copy of a receipt issued by the relevant taxing authority evidencing payment by the Borrower to the taxing authority of any Taxes (other than Excluded Taxes) with respect to any payment payable to the Bank.

2.6e Survival. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all amounts payable under this Agreement.

2.7 Loan Account. The Bank shall open and maintain on its books a Loan Account in the Borrower’s name with respect to Loans made, repayments, prepayments, the computation and payment of interest and other amounts due and sums paid to the Bank hereunder and under the other Loan Documents. Such Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower except in the case of manifest error in computation.

2.8 Fees.

2.8a Commitment Fee. The Borrower shall pay to the Bank, on the last day of each March, June, September and December during the term of the Revolving Credit Commitment and on the Revolving Credit Termination Date, a Commitment Fee calculated on the basis of the actual number of days elapsed, using a year of 360 days, at the rate of 1/2 of 1% per annum on the average daily (computed at the opening of business) unused amount of the Revolving Credit Commitment (i.e., the Revolving Credit Commitment less the Outstanding Revolving Credit Amount) for the Fiscal Quarter then ended. The first payment of the Commitment Fee under this Agreement shall be due on June 30, 2005, shall be for the period beginning on the Closing Date; and any accrued and unpaid commitment fee due and unpaid under the Original Agreement shall continue to be evidenced by and due and payable hereunder and shall be due and payable on June 30, 2005. The Commitment Fee shall no longer accrue with respect to portions of the Revolving Credit Commitment which became permanently unavailable to the Borrower as a result of permanent reductions to the Revolving Credit Commitment made pursuant to Section 2.1b.

2.8b Closing Fee. The Borrower shall pay the Closing Fee on the Closing Date.

2.9 Payment From Accounts Maintained by Borrower. In the event that any payment of principal, interest, Commitment Fee, Letter of Credit Fee, the Closing Fee, other Fee or expense or any other amount due the Bank under any of the Loan Documents is not paid when due, the Bank is hereby authorized to effect such payment by debiting the Parent Account or any deposit account of the Borrower now or in the future maintained with the Bank by the Borrower either individually or with another Person. This right of debiting accounts of the Borrower is in addition to any right of setoff accorded the Bank hereunder or by operation of law.

2.10 Late Payment. If any payment required to be made by the Borrower hereunder is not made on the due date thereof, the Borrower shall pay interest on the amount of such required payment at the Default Rate for any Borrowing Tranche bearing interest at the Base Rate Option (whether or not a Borrowing Tranche bearing interest).

2.11 Letter of Credit Subfacility.

2.11a Letter of Credit Commitment. At the request of the Borrower, the Bank will issue for the account of the Borrower, on the terms and conditions hereinafter set forth (including without limitation Article 7 hereof), one or more Letters of Credit; provided, however, no Letter of Credit shall have an expiry date later than fifteen (15) days prior to the Revolving Credit Termination Date; and provided, further, however, that in no event shall (i) the Stated Amount of the Letters of Credit issued pursuant to this Section 2.11 exceed, at any one time, $2,000,000, or (ii) the sum of aggregate outstanding principal balance of the Revolving Credit Loans, the aggregate unpaid balance of outstanding Revolving Credit Loans, the aggregate unpaid balance of any Unreimbursed L/C Draws and the aggregate Stated Amount of the Letters of Credit issued by the Bank under this Section 2.11 exceed, at any one time, the aggregate Revolving Credit Commitment or the Borrowing Base, whichever is less.

2.11b Letter of Credit Charges.

(i) The Borrower shall pay to the Bank a fee (the “Letter of Credit Fee”) equal to a per annum rate of interest equal to the Applicable Margin for Revolving Credit Loans bearing interest at the Euro-Rate Option, on the aggregate daily (computed at the opening of business and on the basis of a year of 360 days and actual days elapsed) Stated Amount of the outstanding Letters of Credit for the period in question. The Letter of Credit Fee shall be payable (A) quarterly in arrears on the last Business Day of each Fiscal Quarter occurring during the term of this Agreement, (B) on the Revolving Credit Termination Date or (C) upon acceleration of the Revolving Credit Note. Any issuance of an amendment to extend the stated expiration date of a Letter of Credit or an amendment to increase the Stated Amount of a Letter of Credit shall be treated as an issuance of a new Letter of Credit for purposes of calculation of the Letter of Credit Fee due and payable hereunder. After the occurrence of an Event of Default and during the continuation thereof, the rate at which the Letter of Credit Fee is calculated shall be increased by two hundred (200) basis points (2%) above the pre-default rate.

(ii) The Borrower shall also pay to the Bank for the Bank’s own account the Bank’s customary documentation fees payable with respect to the Letters of Credit as the Bank may generally charge from time to time. Without limitation, the foregoing shall include all charges and expenses paid or incurred by the Bank in connection with any Letter of Credit, including without limitation: (A) correspondents’ charges, if any, (B) any and all reasonable out-of-pocket expenses and charges of the Bank in connection with the performance, administration, interpretation, collection and enforcement of this Agreement and any Letter of Credit, including all reasonable legal fees and expenses, and (C) any and all applicable reserve or similar requirements and any and all premiums, assessments, or levies imposed upon the Bank by any Governmental Authority.

(iii) If by reason of (A) any change in any Law or any change in the interpretation or application by any judicial or regulatory authority of any Law or (ii) compliance by the Bank with any direction, request or requirement (whether or not having the force of law) of any Governmental Authority:

(A) the Bank shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.11, whether directly or by such being imposed on or suffered by the Bank;

(B) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of the Letters of Credit; or

(C) there shall be imposed on the Bank any other condition regarding this Section 2.11 or the Letters of Credit;

and if the result of any of the foregoing is to directly or indirectly increase the cost to the Bank of issuing or maintaining any Letter of Credit, or to reduce the amount receivable in respect thereof by, the Bank, then and in any such case the Bank may, at any time after the additional cost is incurred or the amount receivable is reduced, notify the Borrower, and the Borrower shall pay on demand such amounts as the Bank may specify to be necessary to compensate the Bank for such additional cost or reduced receipt, together with interest on such amount from the date of the notice of such event which results in such increased cost or reduction in amount receivable until payment in full thereof at a rate equal at all times to the Base Rate. The determination by the Bank of any amount due pursuant to this Section 2.11b as set forth in a certificate setting forth the calculation thereof, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto.

2.11c Change in Law. In the event any restrictions are imposed upon the Bank by any Law of any Governmental Authority having jurisdiction over the banking activities of the Bank which would prevent the Bank from issuing the Letters of Credit or amending the Letters of Credit, the commitment of the Bank to issue the Letters of Credit or enter into any amendment with respect thereto shall be immediately suspended. The Bank shall promptly notify the Borrower of the existence and nature of any restriction which would cause the suspension of the commitment of the Bank to issue the Letters of Credit or to enter into amendments with respect thereto. The Borrower will thereupon undertake reasonable efforts to obtain the cancellation of all outstanding Letters of Credit; provided, however, that the refusal of any beneficiary of a Letter of Credit to surrender such Letter of Credit will not be an Event of Default hereunder, provided that the Borrower shall undertake good faith efforts to obtain substitute letters of credit for the then existing and outstanding Letters of Credit. Nothing contained in this Section 2.11 shall be deemed a termination of the Revolving Credit Commitment and, in the event of a suspension of the commitment of the Bank to issue Letters of Credit as set forth above, the Borrower may continue to borrow under the Revolving Credit Commitment provided the requirements of Sections 7.1 and 7.2 are complied with.

2.11d Procedures for Issuance of Letters of Credit. When the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver a duly completed application and agreement for Letter of Credit to the Bank no later than 10:00 A.M. (Pittsburgh, Pennsylvania time) at least three (3) Business Days, or such shorter period as may be agreed to by the Bank, in advance of the proposed date of issuance. Upon satisfaction of the conditions set forth in Section 7.1 and, if applicable, Section 7.2, the Bank shall be obligated to issue the Letter of Credit. In determining whether to pay under a Letter of Credit, the Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit.

2.11e Reimbursement of Draws. In the event of any request for drawing under a Letter of Credit by the beneficiary thereof, the Bank shall immediately notify the Borrower, and the Borrower shall reimburse, or cause the reimbursement of, the Bank on demand as set forth in the applicable application and agreement for Letter of Credit in an amount in same day funds equal to the amount of such drawing; provided, however, that anything contained in this Agreement to the contrary notwithstanding, unless the Borrower shall have notified the Bank prior to such time that the Borrower intends to reimburse the Bank for all or a portion of the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a loan request to the Bank requesting the Bank to make Revolving Credit Loans on the first Business Day immediately following the date on which such drawing is honored in an aggregate amount equal to the excess of the amount of such drawing over the amount received by the Bank from such other funds in reimbursement thereof (the “Unreimbursed L/C Draw”), plus accrued interest on such amount at the rate set forth in Section 2.3a(i). Any such Revolving Credit Loan shall be deemed advanced to the Borrower. The proceeds of any such Revolving Credit Loans shall be applied directly by the Bank to reimburse the Bank for the Unreimbursed L/C Draw plus accrued interest on such amount. The foregoing shall not limit or impair the obligation of the Borrower to reimburse the Bank on demand.

2.11f Reimbursement Obligations Absolute. The obligations of the Borrower under this Agreement to reimburse the Bank for all drawings upon the Letters of Credit shall be absolute, unconditional and irrevocable, and shall not be subject to any right of set-off or counterclaim and shall be paid or performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Loan Documents;

(ii) any amendment or waiver of any provision of all or any of the Loan Documents;

(iii) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Bank (other than the defense of payment to the Bank in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, the Loan Documents or any transaction contemplated hereby or thereby or any unrelated transaction;

(iv) any draft, demand, certificate, statement or document presented under any Letter of Credit, appearing on its face to be valid and sufficient, but proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v) payment by the Bank under any Letter of Credit against presentation of any document which does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Bank;

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, not resulting from gross negligence or willful misconduct of the Bank; and

(vii) the fact that a Default or Event of Default shall have occurred and be continuing.

2.11g Construed with Applications. This Agreement is intended to supplement each application and agreement for Letter of Credit executed by the Borrower and delivered to the Bank. Whenever possible this Agreement is to be construed as consistent with each application and agreement for Letter of Credit but, to the extent that the provisions of this Agreement and each application and agreement for Letter of Credit conflict, the terms of this Agreement shall control.

2.11h Letter of Credit Indemnity. In addition to amounts payable as elsewhere provided in this Section 2.11, the Borrower hereby agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit or any amendment thereto, other than as a result of the gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction, (ii) the failure of the Bank to honor a draw under any Letter of Credit if the Bank in good faith and upon advice of counsel believes that it is prohibited from making such payment as a result of any requirement of Law or of any Governmental Authority, or (iii) any material breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default under, any document related to the issuance or any amendment of the Letters of Credit. If any proceeding shall be brought or threatened against the Bank by reason of or in connection with any event described in clauses (i) through (iii) above, the Bank shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel and payment of all costs of litigation. Notwithstanding the preceding sentence, the Bank shall have the right to employ their own counsel and to determine its own defense of such action in any such case, but the fees and expenses of such counsel shall be at the expense of the Bank unless (x) the employment of such counsel shall have been authorized in writing by the Borrower, (y) the Borrower, after the aforementioned notice of the action, shall not have employed counsel to have charge of such defense or (z) if the position of the Borrower is adverse or contrary to the position advocated by the Bank, as the case may be. In each case described in clauses (x), (y) and (z) immediately above the reasonable fees and expenses of counsel for the Bank, as the case may be shall be borne by the Borrower. The Borrower shall not be liable for any settlement of any such action affected without its consent.

2.11i Payments without Inquiry. The Bank is hereby expressly authorized and directed to honor any request for payment which is made under and in compliance with the terms of any Letter of Credit without regard to, and without any duty on the Bank’s part to inquire into, the existence of any disputes or controversies between the Borrower, the beneficiary of any Letter of Credit or any other Person, or the respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under any Letter of Credit are true or correct. Furthermore, the Borrower fully understands and agrees that the Bank’s sole obligation to the Borrower shall be limited to honoring requests for payment made under and in compliance with the terms of any Letter of Credit, the application and agreement for Letter of Credit therefor and this Agreement and the Bank’s obligation remains so limited even if the Bank may have assisted the Borrower in the preparation of the wording of any Letter of Credit or any documents required to be presented thereunder or that the Bank may otherwise be aware of the underlying transaction giving rise to any Letter of Credit and this Agreement.

2.11j Limitations on Liability of Bank. As between the Borrower and the Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or the issuance or amendment of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letters of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of a beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a draw under the Letters of Credit or of the proceeds thereof; (vii) for the misapplication by a beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) for any consequences arising from causes beyond the control of the Bank, including, without limitation, any Law; and (ix) for any other circumstances whatsoever in making or failing to make payment under a Letter of Credit; except that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower by a court of competent jurisdiction to be the result of (i) the Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of the Letter of Credit, (ii) the Bank’s willful misconduct or gross negligence in paying a draw under a Letter of Credit to any Person other than the beneficiary of such Letter of Credit or its lawful successor, representative or assign (or as otherwise directed in writing by the beneficiary of such Letter of Credit) or (iii) the Bank’s willful failure to pay under a Letter of Credit after the presentation to it by the beneficiary of such Letter of Credit or its lawful successor, representative or assign of a sight draft and certificate or other documents strictly complying with the terms and conditions of such Letter of Credit, unless the Bank in good faith and upon advice of counsel believes that it is prohibited by law or other legal authority from making such payment. None of the above shall affect, impair, or prevent the vesting of any of the Bank’s rights or powers hereunder.

2.11k Reduction in Credit Rating of Bank. Except for the Bank’s obligations to issue Letters of Credit hereunder and its obligations under such Letters of Credit, the Bank shall have no liability to the Borrower from a reduction of the Bank’s credit rating or any deterioration in its financial condition.

2.11l Expenses. The Borrower shall bear and pay all reasonable expenses of every kind (including all reasonable attorneys’ fees) of the enforcement of any of the Bank’s rights under this Agreement or the Letters of Credit, or of any claim or demand by the Bank against the Borrower, or of any actual or attempted sale, exchange, enforcement, collection, maintenance, retention, insurance, compromise, settlement, release, delivery on trust receipt, or other security agreement, or delivery of any such security, and of the receipt of proceeds thereof, and will repay to the Bank any such expenses incurred by the Bank.

2.11m Good Faith Actions. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank under or in connection with the Letters of Credit or the related sight drafts or certificates or documents, if taken or omitted in good faith, shall not put the Bank under any resulting liability to the Borrower.

2.11n Subrogation Rights of Bank. Whenever appropriate to prevent unjust enrichment and to the end that the Borrower shall bear substantially all of the risks relative to any Letter of Credit and the underlying transactions, the Bank shall be subrogated (for purposes of defending against the Borrower’s claims and proceeding against others to the extent of the Bank’s liability to the Borrower) to the Borrower’s rights against any Person who may be liable to the Borrower on any underlying transaction, to the rights of any holder in due course or Person with similar status against the Borrower, and to the rights of the beneficiary or its assignee or person with similar status against the Borrower.

2.11o Governing Law. Except and to the extent inconsistent with the specific provisions hereof, this Agreement, each Letter of Credit hereunder and all transactions in connection therewith shall be interpreted, construed and enforced according to: (i) the “Uniform Customs and Practice for Documentary Credits” (1993 Revision), International Chamber of Commerce Publication No. 500 and subsequent revisions thereof which shall supersede inconsistent provisions of applicable law to the extent not prohibited by applicable law and (ii) the laws of the Commonwealth of Pennsylvania, including, without limitation, the Uniform Commercial Code, and excluding conflict of laws rules.

ARTICLE 3. SET-OFF AND SECURITY INTERESTS

3.1 Set-Off. To secure the repayment and performance of the Obligations, the Borrower hereby gives to the Bank and any Participant a lien and security interest upon and in any of the Borrower’s property, credits, securities or Money which may at any time be delivered to, or be in the possession of, or owed by the Bank and any Participant in any capacity whatever, including the balance of any deposit account, maintained by the Borrower with the Bank or the Participant, as the case may be. The Borrower hereby authorizes the Bank and any Participant, at any time and from time to time upon the occurrence and during the continuance of an Event of Default, at the Bank’s or the Participant’s option, to apply, at the discretion of the Bank or the Participant, to the payment of the Obligations, any and all such property, credits, securities or Money now or hereafter in the hands of the Bank or the Participant or belonging or owed to the Borrower.

3.2 Form of Security Documents. As general and continuing collateral security for the payment and performance of all Obligations of the Borrower at any time owing to the Bank, the Borrower shall grant, and shall cause Dunkirk and Holdings to grant, a lien and security interest in all real and personal property of the Borrower, Dunkirk or Holdings, as the case may be, whether now owned or hereafter acquired, and on the Closing Date (or in the case of a Mortgage for the Bridgeville Property and the Borrower’s fee interest in its Titusville facility, within sixty (60) days of the Closing Date) the Borrower and the Guarantors shall execute and deliver to the Bank, the following security documents in each case in form and substance reasonably satisfactory to the Bank:

(i) a Security Agreement from each of the Borrower, Dunkirk and Holdings together with all necessary consents (including Landlord’s Consents) and applicable financing statements;

(ii) a Mortgage with assignment of leases and rents, security agreement and fixture filing encumbering the Owned Properties of the Borrower as a first ranking fixed charge, (subject to Permitted Liens), in favor of the Bank;

(iii) a Leasehold Mortgage (or amendment to existing leasehold mortgage) with assignment of subleases and rents, security agreement and fixture filing encumbering each of the Leased Properties of the Borrower;

(iv) an Environmental Indemnity Agreement with respect to any Owned Properties or Leased Properties the subject of a Mortgage in favor of the Bank.

(v) a Guaranty Agreement from each of Dunkirk and Holdings;

(vi) a Landlord’s Consent from the landlord of each Leased Property where Collateral in an amount equal to or in excess of $500,000 is located or stored;

(vii) an assignment in favor of the Bank by the Borrower, Dunkirk and Holdings of all insurance, including business interruption, liability and property insurance, maintained by the Borrower as required hereunder, and the delivery of an endorsement to the Bank for such insurance in accordance with Accord 27.

3.3 Valid Encumbrance. All Collateral granted by the Borrower, Dunkirk and Holdings to the Bank shall rank prior and senior to all other Encumbrances on such assets and undertaking of the Borrower, Dunkirk and Holdings except for priority liens permitted in writing by the Bank, and as otherwise expressly agreed by the Bank in writing.

3.4 Registration. The Borrower shall, at its expense, register, file or record the Security Documents in all offices where such registration, filing or recording is necessary to the creation, perfection and preserving of the security applicable to the Borrower, Dunkirk or Holdings including, without limitation, any land registry offices.

3.5 After Acquired Property and Further Assurances. The Borrower, Dunkirk and Holdings shall from time to time to, upon the reasonable request of the Bank, provide the Bank with such further security instruments as may be required in connection with any assets, shares or other equity interests acquired by the Borrower, Dunkirk and Holdings after the date hereof. In addition, the Borrower shall cause each newly-created or acquired Subsidiary to execute and deliver a Guaranty Agreement, a Security Agreement and any applicable mortgage to the Bank.

3.6 Form, Substance and Registration of Collateral. The Security Documents and all acknowledgements referred to in this Article shall be in form and substance reasonably satisfactory to the Bank, and the Security Documents shall be registered in those jurisdictions that the Bank may from time to time reasonably require.

3.7 Fee Mortgages. Within sixty (60) days of the Closing Date, as additional collateral to the Bank, the Borrower shall execute and deliver, or cause the delivery of, the following items concerning the mortgage of the fee interest of the Borrower in the Bridgeville Property and the Borrower’s Titusville plant:

(i) a true and accurate legal description of each such property,

(ii) a title report for each such property which shall confirm for the Bank a first lien position with respect to each such property and which shall contain only such Encumbrances and easements as the Bank in its sole discretion shall accept,

(iii) a duly executed and acknowledged Mortgage for each such property in form and substance satisfactory to the Bank,

(iv) an Environmental Indemnity Agreement, or a supplement to an existing Environmental Indemnity Agreement, concerning each such property,

(v) property and casualty insurance concerning each such property that names the Bank as additional insured and mortgagee and loss payee, and

(vi) any applicable flood insurance policy for such property.

3.8 Benefit of Collateral. The Collateral shall inure to the benefit of the Bank until this Agreement and the Revolving Credit Commitment is terminated and all indebtedness and liability of the Borrower to the Bank under this Agreement and the other Loan Documents shall have been paid. None of the Loan Documents constituting the Security Documents shall be amended, released or discharged, in whole or in part, without the prior written consent of the Bank except to the extent such documents are defeased in accordance with the terms thereof. The Collateral shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Bank in respect of the credit facility herein provided or any Loan Document is rescinded or must otherwise be restored or returned upon the occurrence of a bankruptcy event with respect to the Borrower or any substantial part of the Borrower’s properties, or otherwise, all as though that amount had not been received.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, to amend and restate the Original Agreement hereunder, and to make the Loans and the other extensions of credit herein provided for, the Borrower makes the following representations and warranties to the Bank:

4.1 Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Borrower is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of its activities or the ownership of its properties makes such qualification or licensing necessary. Each Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation or organization and each Subsidiary of the Borrower is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of its activities or the ownership of its properties makes such qualification or licensing necessary.

4.2 Capitalization; Ownership; Title to Shares. The authorized capital stock of the Borrower consists of 10,000,000 shares of common stock and 2,000,000 shares of preferred stock, of which, as of December 31, 2004, 6,601,112 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. All of the issued and outstanding shares of capital stock of the Borrower are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any shares of the Borrower, nor are any securities of the Borrower convertible into or exchangeable for its capital stock, except as shown on Schedule 4.2.

4.3 Subsidiaries and Other Investments. The Borrower has no Subsidiaries except Holdings and Dunkirk, and it has no other ownership interests in any other Person.

4.4 Power and Authority. The Borrower and each Subsidiary of the Borrower, has the lawful power to own or lease its properties and to engage in the business it now conducts or proposes to conduct. The Borrower is duly authorized to enter into, execute, deliver and perform all of the terms and provisions of this Agreement, the Notes and the other Loan Documents to which it is a party, to incur the Obligations and to perform its obligations under the Loan Documents to which it is a party. All necessary corporate action required to authorize the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents has been properly taken by the Borrower.

4.5 Validity and Binding Effect. This Agreement has been, and each other Loan Document will be, duly executed and delivered by the Borrower. This Agreement and the other Loan Documents, when delivered by the Borrower pursuant to the provisions hereof, will constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as such enforceability may be limited by the availability of equitable remedies.

4.6 No Conflict. The execution and delivery of this Agreement and the other Loan Documents by the Borrower and the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by it will not conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Borrower’s certificate of incorporation, by-laws, or other organizational documents, (ii) any Governmental Rule or (iii) any material agreement, instrument, order, writ, judgment, injunction or decree to which the Borrower is a party or by which it is bound or to which it is subject, or will result in the creation or enforcement of any Encumbrance whatsoever upon any property, whether now owned or hereafter acquired, of the Borrower, except for Permitted Encumbrances.

4.7 Financial Matters.

4.7a Historical Financial Statements. The Borrower has delivered to the Bank its audited financial statements for the Fiscal Year ended December 31, 2004 and its unaudited financial statements for the three-month period ended March 31, 2005. Such financial statements are complete and correct in all material respects, subject to ordinary and usual year-end adjustments, and fairly present the Consolidated financial condition of the Borrower in all material respects and the results of its operations as of the dates and for the periods referred to, and have been prepared in accordance with GAAP consistently applied throughout the periods involved. The Borrower and its consolidated Subsidiaries have no material liabilities, whether direct or indirect, fixed or contingent, and no liability for taxes, long-term leases or unusual forward or long-term commitments as of the date of such financial statements which are not reflected in such financial statements or in the notes thereto.

4.7b Financial Projections. The Borrower has delivered to the Bank financial projections of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2005. Such projections set forth a reasonable range of possible results in light of the history of the business of the Borrower and its Subsidiaries, present and foreseeable conditions and the intentions of the Borrower’s management. Such projections accurately reflect the liabilities of the Borrower upon consummation of the transactions contemplated hereby as of the Closing Date. No material events have occurred since the preparation of the projections which would cause the projections taken as a whole, not to be reasonably attainable.

4.8 Material Adverse Change. Since March 31, 2005, no Material Adverse Change has occurred.

4.9 Solvency. The Borrower is, and after giving effect to the transactions contemplated pursuant to this Agreement and the other Loan Documents will be, Solvent.

4.10 Litigation. There are no actions, suits, proceedings or investigations pending or, to the Borrower’s knowledge, threatened against the business, operations, properties, prospects, profits or condition (financial or otherwise) of the Borrower or any Subsidiary of the Borrower at law or in equity, before any Governmental Authority, court or arbitrator which, individually or in the aggregate, if adversely determined, could reasonably be expected to be material or which purport to affect the rights and remedies of the Bank pursuant to this Agreement and the other Loan Documents or which purport to restrain or enjoin (either temporarily, preliminarily or permanently) the performance by either the Borrower or any Subsidiary of the Borrower of any action contemplated by any of the Loan Documents. All pending and, to the Borrower’s knowledge, threatened actions, suits, proceedings and investigations affecting the Borrower and any Subsidiary of the Borrower are set forth on Schedule 4.10.

4.11 Compliance with Laws. Each of the Borrower and each Subsidiary of the Borrower has duly complied in all material respects with, and all of their respective properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Governmental Rules applicable to either Borrower or any Subsidiary of the Borrower, their respective properties and the conduct of their respective businesses. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any Governmental Rule.

4.12 Labor Matters. Except as described in Schedule 4.12, the Borrower is not a party to, and no Subsidiary of the Borrower a party to, any labor contract or collective bargaining agreement, and there are no strikes, work stoppages, material grievances, disputes or controversies with any union or any other organization of the employees of the Borrower, or any Subsidiary of the Borrower, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Each collective bargaining agreement and labor contract listed on Schedule 4.12 is in full force and effect as of the date hereof. Neither the Borrower, nor any Subsidiary of the Borrower, has, within the two-year period preceding the date hereof, taken any action which would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Federal, state or local law. The procedures by which the Borrower and each Subsidiary of the Borrower have hired or will hire their respective employees have complied and will comply in all respects with each collective bargaining agreement to which the Borrower or any Subsidiary of the Borrower is a party and all applicable Governmental Rules.

4.13 Title to Properties.

4.13a Titles to Properties - Borrower. (i) The Borrower has good and indefeasible title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by the Borrower, and none of such properties and assets, including, without limitation any such property and assets in which the Bank has been granted a lien and security interest pursuant to the Loan Documents, is subject to any Encumbrance, except for Permitted Encumbrances in existence on the Closing Date. All real property of the Borrower owned in fee as of the Closing Date is set forth on Schedule 1.1b attached hereto. Schedule 1.1c is a true and accurate description of the Bridgeville Property. Except as set forth on Schedule 4.13a, the Borrower has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents and instruments, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to all such property.

(ii) All real property leased as of the Closing Date by the Borrower (as lessee or lessor) is listed in Schedule 1.1a, which sets forth information regarding the commencement date, termination date, renewal options (if any) and annual base rents for the years 2005, 2006 and 2007. Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect. The Borrower has delivered to the Bank true and complete copies of each of such leases shown on Schedule 1.1a and all documents affecting the rights or obligations of the Borrower, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. The Borrower is not, and to the best of the Borrower’s knowledge no other party is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would cause a default under any such lease, except for defaults which individually or in the aggregate are not material.

(iii) The Borrower does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate owned or leased by the Borrower, except as set forth on Schedule 4.13a.

(iv) All permits, licenses and authorizations required to have been issued or appropriate to enable all real property owned or leased by the Borrower to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which in the aggregate are not material.

(v) The Borrower has not received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the Borrower or any part thereof except those which, in the aggregate, are not material.

(vi) No portion of any real property owned or leased by the Borrower has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.

(vii) The exercise by the Bank of its remedies under any of the Security Documents will not result in a default under any of the leases for real property on which any Inventory of the Borrower is located.

4.13b Titles To Properties - Subsidiaries. (i) Each Subsidiary of the Borrower has good and indefeasible title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by such Subsidiary, and none of such properties and assets, including, without limitation any such property and assets in which the Bank has been granted a lien and security interest pursuant to the Loan Documents, is subject to any Encumbrance, except for Permitted Encumbrances in existence on the Closing Date. All real property of the Subsidiaries of the Borrower owned in fee as of the Closing Date is set forth on Schedule 1.1b attached hereto. Except as set forth on Schedule 4.13b, each Subsidiary of the Borrower has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents and instruments, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Subsidiary’s right, title and interest in and to all such property.

(ii) All real property leased as of the Closing Date by a Subsidiary of the Borrower (as lessee or lessor) is listed in Schedule 1.1a, which sets forth information regarding the commencement date, termination date, renewal options (if any) and annual base rents for the years 2005, 2006 and 2007. Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect. Each Subsidiary of the Borrower has delivered to the Bank true and complete copies of each of such leases shown on Schedule 1.1a and all documents affecting the rights or obligations of such a Subsidiary, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. No Subsidiary of the Borrower and, to the best of the Borrower’s knowledge, no other party is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would cause a default under any such lease, except for defaults which individually or in the aggregate are not material.

(iii) No Subsidiary of the Borrower owns or holds, and no Subsidiary of the Borrower is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate owned or leased by a Subsidiary of the Borrower, except as set forth on Schedule 4.13b.

(iv) All permits, licenses and authorizations required to have been issued or appropriate to enable all real property owned or leased by a Subsidiary of the Borrower to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which in the aggregate are not material.

(v) No Subsidiary of the Borrower has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by a Subsidiary of the Borrower or any part thereof except those which, in the aggregate, are not material.

(vi) No portion of any real property owned or leased by a Subsidiary of the Borrower has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.

(vii) The exercise by the Bank of its remedies under any of the Security Documents will not result in a default under any of the leases for real property on which any Inventory of a Subsidiary of the Borrower is located.

4.14 Tax Returns and Payments. Each of the Borrower and each Subsidiary of the Borrower has filed all Federal, state, local and other tax returns required by law to be filed. Each of the Borrower and each Subsidiary of the Borrower has paid all taxes, assessments and other governmental charges levied upon the Borrower or any Subsidiary of the Borrower or any of their respective properties, assets, income or franchises which are due and payable, other than (i) those presently payable without penalty or interest, (ii) those which are being contested in good faith by appropriate proceedings which are being diligently conducted and (iii) those which, if not paid, would not, in the aggregate, result in a Material Adverse Change and as to each of items (i), (ii) and (iii) the Borrower or the applicable Subsidiary has set aside on its books reserves for such taxes, assessments or other governmental charges as are determined to be adequate by application of GAAP consistently applied. The charges, accruals, and reserves on the books of the Borrower and its Subsidiaries in respect of Federal, state and local taxes for all fiscal periods to date are adequate, and the Borrower knows of no unpaid assessments for additional Federal, state, local or other taxes which are now due and payable for any such fiscal period or any basis therefor.

4.15 Intellectual Property. The Borrower and its Subsidiaries own or license all the material patents, patent applications, trademarks, trademark applications, permits, service marks, trade names, copyrights, copyright applications, licenses, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto. To the best knowledge of the Borrower, no slogan or other advertising, device, product, process, method, substance, part or component or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened. All of the material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and authorizations of the Borrower and its Subsidiaries are listed on Schedule 4.15.

4.16 Insurance. The Borrower currently maintains, and the Borrower has caused its Subsidiaries to maintain, insurance which meets or exceeds the requirements of Section 5.7 hereof and the applicable insurance requirements set forth in the other Loan Documents, and such insurance is provided by reputable and financially sound insurers and is of such types and at least in such amounts as are customarily carried by, and insures against such risks as are customarily insured against by similar businesses similarly situated and owning, leasing and operating similar properties to those owned, leased and operated by the Borrower and its Subsidiaries. All of such insurance policies are valid and in full force and effect. No notice has been given or claim made, and, to the Borrower’s knowledge, no grounds exist to cancel or avoid any of such policies or to reduce the coverage provided thereby. All of the existing insurance coverage of the Borrower and its Subsidiaries is described on Schedule 4.16.

4.17 Consents and Approvals. Except for the filing of Security Documents with the appropriate Governmental Authority, no order, authorization, consent, license, validation or approval of, or notice to, filing, recording, or registration with any Governmental Authority, or the exemption by any such Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any of the Loan Documents or (ii) the legality, binding effect or enforceability of any such Loan Document.

4.18 No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default. No Loan Party is in violation of (i) any term or provision its certificate of incorporation, by-laws or other organizational documents, (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be bound or subject, or (iii) any material agreement or instrument evidencing any Indebtedness.

4.19 Plans and Benefit Arrangements. (i) All Plans and Benefit Arrangements maintained by the Borrower or any ERISA Affiliate for employees are set forth on Schedule 4.19. Neither the Borrower nor any ERISA Affiliate has made any promises of retirement or other benefits to employees or former employees (A) except as set forth in any Plan or Benefit Arrangement, (B) except for such promises under unfunded plans maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, which in the aggregate are not material in amount and (C) except for any other promises which in the aggregate are not material in amount.

(ii) Each Plan and Benefit Arrangement has been maintained and administered in all material respects in compliance with ERISA and the Internal Revenue Code and all rules, orders and regulations issued thereunder.

(iii) Except as set forth on Schedule 4.19, the Internal Revenue Service has determined that each Plan and Benefit Arrangement which constitutes an employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to qualify under Section 401(a) of the Internal Revenue Code so qualifies under Section 401(a) of the Internal Revenue Code, and that the trusts related thereto are exempt from tax under the provisions of Section 501(a) of the Internal Revenue Code. Nothing has occurred with respect to any such Plan or Benefit Arrangement or to the related trusts since the date of the most recent favorable determination letter issued by the Internal Revenue Service which has affected or may reasonably be expected to affect adversely such qualification or exemption.

(iv) The Borrower and each ERISA Affiliate have complied fully in all material respects with their respective obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Money Purchase Plan. Neither the Borrower nor any ERISA Affiliate has sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or has applied for an extension of any amortization period under Section 412 of the Code with respect to any Plan or Money Purchase

Plan. Neither the Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Plan which has resulted or may reasonably be expected to result in the imposition of a lien under ERISA or the Internal Revenue Code against the property or rights to property of the Borrower or any ERISA Affiliate.

(v) No Unfunded Benefit Liabilities exist with respect to any Plans, and no Unfunded Benefit Liabilities would exist with respect to any Plan if such Plan were terminated immediately.

(vi) No Reportable Event (other than a Reportable Event described in Section 4043(b) of ERISA or in PBGC Regulation Section 2615.23) has occurred with respect to any Plan.

(vii) No Termination Event has occurred or is reasonably anticipated to occur with respect to any Plan which has resulted in or which will result in the incurrence by the Borrower or any ERISA Affiliate of any liability to the PBGC under Title IV of ERISA which has not been discharged or satisfied. No such Termination Event is reasonably anticipated to occur which will result in an Encumbrance in favor of the PBGC against the property or rights to property of the Borrower or any ERISA Affiliate.

(viii) Neither the Borrower nor any ERISA Affiliate which is a “party in interest” (as that term is defined in Section 3(14) of ERISA) or a “disqualified person” (as that term is defined in Section 4975 of the Internal Revenue Code) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any such employee benefit plan which will subject the Borrower or such ERISA Affiliate to the tax or penalty imposed under Section 502(i) of ERISA and Section 4975 of the Internal Revenue Code.

(ix) Except as set forth on Schedule 4.19, neither the Borrower nor any ERISA Affiliate currently contributes to, or is obligated to contribute to, or is a member of, any Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan.

(x) The Borrower and each ERISA Affiliate has complied in all material respects with all requirements of Sections 10001 and 10002 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (Public Law No. 99-272); Title I, Subtitle B, Part 6 of ERISA; and Section 4980B of the Internal Revenue Code.

(xi) Neither the Borrower nor any ERISA Affiliate has entered into any transaction described in Section 4069(a) of ERISA.

(xii) No Benefit Arrangement provides postretirement welfare benefits of any type which will have a material adverse effect on the financial condition of the Borrower and the ERISA Affiliates taken as a whole and which will required to be accounted for in the income statement, balance sheet and footnotes of the financial report of the Borrower or any ERISA

Affiliate in the manner described in the Financial Accounting Standards Board, Proposed Statement of Financial Accounting Standards, Employer’s Accounting for Postretirement Benefits Other Than Pensions, if the same were effective for the current Fiscal Year of the Borrower or any ERISA Affiliate.

4.20 Environmental Matters. (i) Except as set forth on Schedule 4.20 attached hereto :

(A) the Borrower and each Subsidiary of the Borrower are in material compliance with all applicable Environmental Laws;

(B) there has been no material Contamination or material release of Hazardous Substances, at, upon, under or within any property owned or leased by the Borrower or any Subsidiary of the Borrower since August 15, 1994, and, to the best of the Borrower’s knowledge based exclusively on the Phase I and Phase II environmental site assessments (the Phase II environmental site assessments relate only to the Borrower’s Titusville property) by Chester Engineers, Inc., Ground Water Technology, Inc., and Crouse & Company, copies of which have been delivered to the Bank, there has been no Contamination or release of Hazardous Substances on any other property that has migrated or threatens to migrate to any property owned or leased by the Borrower or any Subsidiary of the Borrower except as may be set forth in the Phase II environmental site assessment;

(C) to the best of the Borrower’s knowledge there are no above ground storage tanks at any property owned or leased by the Borrower or any Subsidiary of the Borrower except as set forth on Schedule 4.20 attached hereto;

(D) there are no transformers, capacitors or other items of Equipment containing PCBs at levels in excess of 49 parts per million, which violate applicable Environmental Law, at any property owned or leased by the Borrower or any Subsidiary of the Borrower;

(E) other than materials used or produced, held, transported and disposed of in accordance with all Environmental Laws, neither Borrower nor any Subsidiary of the Borrower has used in its respective operations, nor stored on properties owned or leased by it Hazardous Substances;

(F) no Hazardous Substances are present at any property owned or leased by the Borrower or any Subsidiary of the Borrower in any material amount, except those which are transported, used, stored, disposed of and otherwise handled in accordance with all Environmental Laws, in proper storage containers; and

(G) (i) All permits and authorizations required under Environmental Laws for all operations of the Borrower and the Subsidiaries of the Borrower have been duly issued and are in full force and effect, including but not limited to those for air emissions, water discharges and treatment, storage tanks and the generation, treatment, storage and disposal of Hazardous Substances.

(ii) Except as set forth in Schedule 4.20, (A) there are no pending or, to the best of the Borrower’s knowledge, threatened Environmental Claims against the Borrower, any Subsidiary of the Borrower or any property owned or leased by the Borrower or any Subsidiary of the Borrower; and (B) there is no condition or occurrence on any property owned or leased by the Borrower or any Subsidiary of the Borrower that to the best of the Borrower’s knowledge could reasonably be anticipated (1) to form the basis of an Environmental Claim against the Borrower, any Subsidiary of the Borrower or their respective properties or (2) to cause any property owned or leased by the Borrower or any Subsidiary of the Borrower to be subject to any restrictions on its ownership, occupancy or transferability under any Environmental Law.

(iii) Except as set forth in Schedule 4.20, no notice relating to Hazardous Substances is contained in any deed relating to any property owned or leased by the Borrower and the Borrower is aware of no facts or conditions on any such property that would require that such a notice be placed in the deed to any such property.

(iv) Except as set forth in Schedule 4.20, no portion of any property owned or leased by a Loan Party contains asbestos-containing material that is or threatens to become friable to the best knowledge of the Borrower.

(v) The representations and warranties set forth in this Section 4.20 shall survive repayment of the Obligations and the termination of this Agreement and the other Loan Documents.

4.21 Margin Stock. Neither the Borrower nor any Subsidiary of the Borrower is engaged principally or as one of its important activities in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). Furthermore, the proceeds of the Loans will be applied as set forth in Section 5.1 hereof.

4.22 Business of Subsidiaries.

4.22a Holdings Business. Holdings is a Delaware corporation and has as its sole business purpose the purchase of, holding of and sale or other disposition of investments permitted pursuant to Section 6.10, the advance of funds to the Borrower pursuant to the Holdings Credit Agreement and the holding of intangible assets.

4.22b Dunkirk Business. Dunkirk is a Delaware limited liability company; and Dunkirk’s primary line of business is manufacturing specialty steel bar, rod and wire.

4.23 Violations of Anti-Terrorism Laws. Neither the Borrower nor any Subsidiary of the Borrower is in violation of any Anti-Terrorism Law; and neither the Borrower nor any Subsidiary of the Borrower has engaged in, or conspired to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.24 Blocked Persons. To the knowledge of the Borrower, the proceeds from any Loan and the issuance of any Letter of Credit will not benefit a Blocked Person.

4.25 Fiscal Year. The Fiscal Year of the Borrower ends on December 31 of each year.

4.26 Material Contracts; Burdensome Restrictions. All material contracts relating to the business operations of each of the Borrower and its Subsidiaries, including all employee benefit plans and labor contracts, are valid, binding and enforceable upon the Borrower or its Subsidiary, as the case may be, and each of the other parties thereto in accordance with their respective terms; and except as set forth on Schedule 4.26, there is no default thereunder, to the knowledge of the Borrower, with respect to the other parties to such contracts which has given rise to, or would reasonably be expected to give rise to, a Material Adverse Change. No contract, lease, agreement or other instrument to which the Borrower or any Subsidiary of the Borrower is a party or is bound and no provision of any applicable law or governmental regulation applicable to the Borrower or any Subsidiary of the Borrower or their respective properties could reasonably be expected to have a Material Adverse Change.

4.27 Encumbrances. The Security Documents create in favor of the Bank valid, binding and perfected (when registered) Encumbrances on all right, title and interest in all of the Collateral which is the subject matter of the Security Documents and those Encumbrances have first priority for all purposes over any other Encumbrances on the Collateral, except for priority liens permitted by the Bank.

4.28 Property Descriptions. The Security Documents, including their attached schedules (if any), contain accurate descriptions of all of the assets of the Borrower, Dunkirk or Holdings, as the case may be.

4.29 Investment Company Act. Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended from time to time, or a company under the “control” of an “investment company,” as those terms are defined in such Act, and shall not become such an “investment company” or under such “control.”

4.30 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary of the Borrower is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended from time to time.

4.31 Jurisdictions. The jurisdictions in which the Borrower and its Subsidiaries carry on business and have assets are accurately set forth in Schedule 4.31.

4.32 Bank Accounts. Schedule 4.32 accurately sets out each bank account maintained by the Borrower and its Subsidiaries and accurately sets forth the institution and location where each such account is maintained.

4.33 Full Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Bank by or on behalf of the Borrower pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which materially and adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower or any Subsidiary of the Borrower which has not been set forth in this Agreement or in the other documents, certificates and statements (financial or otherwise) furnished to the Bank by or on behalf of the Borrower or any Subsidiary of the Borrower prior to or on the date hereof in connection with the transactions contemplated hereby.

ARTICLE 5. AFFIRMATIVE COVENANTS

From the date hereof and thereafter until the last to occur of (i) the termination of the Revolving Credit Commitment and (ii) the payment in full of the Notes and the other Obligations of the Borrower hereunder, the Borrower agrees, for the benefit of the Bank, that it will comply, or cause compliance by its Subsidiaries, with each of the following affirmative covenants:

5.1 Use of Proceeds. Proceeds of the Revolving Credit Loans shall be used by the Borrower only for Capital Expenditures and general working capital purposes; and proceeds of the Term Loan shall be used to refinance outstanding term loans under the Original Agreement in the principal amount of $1,950,000, to refinance outstanding revolving credit loans under the Original Agreement in the principal amount of $8,050,000 and to finance capital projects for the Loan Parties.

5.2 Delivery of Financial Statements and Other Information. During the term hereof, the Borrower shall deliver or cause to be delivered to the Bank the following financial statements and other information:

5.2a Annual Reports. As soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, the Borrower shall deliver to the Bank an audited Consolidated balance sheet as of the end of such Fiscal Year and the related audited Consolidated statements of operations and cash flows for such Fiscal Year, each of which shall be prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous Fiscal Year, when available, all presenting fairly the Consolidated financial condition of the Borrower in such reasonable detail as the Bank may request from time to time, and all to be accompanied by an unqualified opinion of Schneider Downs & Co., Inc., or other certified public accountants acceptable to the Bank.

5.2b Quarterly Reports. As soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, the Borrower shall deliver to the Bank (i) an unaudited Consolidated balance sheet as of the end of such Fiscal Quarter and (ii) the related unaudited Consolidated statements of operations and cash flows for such Fiscal Quarter and for the period beginning on the first day of the current Fiscal Year through the last day of the Fiscal Quarter for which such financial statements are being delivered, each of which shall be prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the Fiscal Quarter in the prior Fiscal Year, when available, which corresponds to the Fiscal Quarter for which the statements are being delivered, all presenting fairly the Consolidated financial condition of the Borrower in such reasonable detail as the Bank may request from time to time and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower.

5.2c Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in Sections 5.2a and 5.2b, the Borrower shall deliver to the Bank a completed Compliance Certificate substantially in the form of Exhibit “H”, executed by an Authorized Officer, and containing such additional information as the Bank may request from time to time, (i) stating that the financial statements being delivered with such Compliance Certificate are true, complete and correct, (ii) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.4 and 6.5 for the fiscal period in question, (iii) stating (A) whether any Default or Event of Default exists on the date of such certificate, (B) whether any Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate, (C) whether any event has occurred since the date of the previously delivered Compliance Certificate which may result in a Material Adverse Change; and (D) if any Default or Event of Default, or any Material Adverse Change has occurred during the Fiscal Quarter or Fiscal Year to which the Compliance Certificate relates or is in existence, setting forth the details thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto.

5.2d Accountant’s Certificate. Simultaneously with the delivery of each set of annual financial statements referred to in Section 5.2a, the Borrower shall deliver to the Bank a certificate of the certified public accountant preparing such statements stating either that his examination has not disclosed the occurrence or continuance of a Default or an Event of Default or, if his examination has disclosed a Default or an Event of Default, a description of such occurrence.

5.2e Business Plan. As soon as available and in any event not more than 30 days after the end of each Fiscal Year, the Borrower shall deliver to the Bank its annual business plan for the then current Fiscal Year, containing additional information as the Bank may reasonably request from time to time.

5.2f Other Reports, Information and Notices. The Borrower will deliver or cause to be delivered to the Bank, within the time periods set forth below, the following other reports, information and notices:

(i) Auditor’s Reports. As soon as practicable after they have become available, copies of all other reports and management letters submitted to the Borrower by its accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants.

(ii) Reports to Shareholders. As soon as practicable after they have become available, all reports, notices and proxy statements sent by the Borrower to its shareholders.

(iii) Securities Reports. As soon as practicable after they have become available, all regular and periodic reports, if any, filed by the Borrower with the SEC or any other Governmental Authority succeeding to any of the functions of the SEC or any similar or corresponding board, bureau or agency, or to any state securities commission.

(iv) Notice of Defaults and Material Adverse Changes. Promptly after any officer of the Borrower has learned of the occurrence or existence of a Default or Event of Default, or of an event or set of circumstances which has caused or which may cause a Material Adverse Change, telephonic notice thereof specifying the details thereof, the anticipated effect thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto, which notice shall be promptly confirmed in writing within five days by the president, any vice president or the chief financial officer of the Borrower.

(v) Notice of Litigation. (A) Promptly after the commencement thereof, written notice of any action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator, affecting the Borrower or any Subsidiary of the Borrower, except for actions, suits, proceedings and investigations which, if adversely determined, would not and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change and (B) promptly after any Authorized Officer has notice thereof, written notice of any decision, ruling, judgment, appeal, reversal or other significant action in connection with any existing action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator affecting the Borrower or any Subsidiary of the Borrower, which would or could reasonably be expected to result in a Material Adverse Change.

(vi) Orders, Etc. Promptly after receipt thereof, a copy of any material order, writ, decree, judgment, decision or injunction issued by any Governmental Authority in any material proceeding, action, suit or investigation to which the Borrower or any Subsidiary of the Borrower is a party.

(vii) ERISA Reports.

(A) As soon as possible, and in any event not later than the date notice is sent to the PBGC, notice of any Reportable Event regarding any Plan and an explanation of any action which has been or which is proposed to be taken with respect thereto;

(B) concurrent with the filing thereof, a copy of any request to the United States Secretary of the Treasury for a waiver or variance of the minimum funding standards of Section 302 of ERISA and Section 412 of the Internal Revenue Code with respect to any Plan or Money Purchase Plan;

(C) as soon as possible, but in no event later than 60 days after an officer of the Borrower becomes aware of unfunded accumulated benefit obligations for any Plan, as determined in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87, Employer’s Accounting for Pensions, (or any superseding statement thereto), written notice of the occurrence of such event;

(D) upon the request of the Bank, copies of each annual report (Form 5500 Series) with accompanying schedules filed with respect to any Plan or Money Purchase Plan;

(E) promptly after receipt thereof, a copy of any notice which the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Money Purchase Plan, or to appoint a trustee to administer any Plan or Money Purchase Plan, or to assert any liability under Title IV of ERISA against the Borrower or any ERISA Affiliate;

(F) a copy of any notice of assessment of Withdrawal Liability received by the Borrower or any ERISA Affiliate from any Multiemployer Plan;

(G) as soon as possible, and in no event later than the date notification is sent to the PBGC, notice of the failure by the Borrower or any ERISA Affiliate to make a required installment or other payment under Section 302 of ERISA and Section 412 of the Internal Revenue Code;

(H) concurrent with the filing thereof, a copy of any Notice of Intent to Terminate any Plan filed under Section 4041(c) of ERISA; and

(I) promptly after receipt thereof, but without any obligation or responsibility to secure the same, copies of any calculations of estimated Unfunded Benefit Liabilities (or, if applicable, the portions of any estimated Unfunded Benefit Liabilities that would be allocated to the Borrower or any ERISA Affiliate under Sections 4063 and 4064 or Section 4062(e) of ERISA) for any Plans.

(ix) Notice of Environmental Claims. Promptly after receipt thereof, the Borrower shall deliver to the Bank a copy of any Environmental Claim.

(x) Tax Returns. The Borrower shall deliver to the Bank, promptly upon the request of the Bank, copies of all Federal, state, local and foreign tax returns and reports filed by the Borrower or a Subsidiary of the Borrower in respect of taxes measured by income (excluding sales, use and like taxes).

(xi) Notices of Tax Audits. Promptly, and in any event within 10 days after receipt thereof by the Borrower, the Borrower shall furnish to the Bank a copy of each notice from any Governmental Authority received by the Borrower or a Subsidiary of the Borrower of such Governmental Authority’s intention to audit any Federal, state, local or foreign tax return of the Borrower or a Subsidiary of the Borrower and a copy of each subsequent notice with respect thereto from any such Governmental Authority.

5.2g Additional Information; Visitation. The Borrower shall deliver to the Bank such additional financial statements, reports, financial projections and other information, whether or not financial in nature, as the Bank may reasonably request from time to time. The Borrower will permit, and will cause its Subsidiaries to permit, the Bank and the Bank’s designated employees and agents to have access, at any time and from time to time, upon reasonable notice and during normal business hours, to visit any of the properties of the Borrower or any of its Subsidiaries, to examine and make copies of any of its respective books of record and account and such reports and returns as the Borrower may file with any Governmental Authority and discuss the affairs and accounts of the Borrower or any of its Subsidiaries with, and be advised about them by, any Authorized Officer and the Borrower’s certified public accountants.

5.2h Borrowing Base Certificate. Upon the written request of the Bank and thereafter no later than the fifteenth day of each month, the Borrower shall deliver to the Bank a completed Borrowing Base Certificate executed by an Authorized Officer and containing such additional information as may be requested by the Bank from time to time, for the month just ended.

5.2i Receivables and Payables Aging Reports. Upon written request of the Bank and thereafter semiannually on July 15 and January 15 (or more frequently as may be requested by the Bank from time to time within 15 days of such request), a report detailing the aging of each Loan Party’s accounts payable and accounts receivable as of the month most recently completed, in form and substance satisfactory to the Bank.

5.2j Inventory Reports. Upon written request of the Bank and thereafter semiannually on July 15 and January 15 (or more frequently as may be requested by the Bank from time to time, within 15 days of such request), a report detailing the Value and turnover of the each Loan Party’s Inventory as of the month most recently completed, in form and substance satisfactory to the Bank.

5.2k Schedule of Major Account Debtors. Schedule 5.2k attached hereto identifies major Account Debtors of each Loan Party as of the Closing Date. Upon the written request of the Bank, the Borrower shall revise and update Schedule 5.2k.

5.3 Preservation of Existence; Qualification. At its own cost and expense, the Borrower will do all things necessary to preserve and keep in full force and effect its and each Subsidiary of the Borrower respective corporate existence and qualification under the laws of the state of their respective incorporation and each state where, due to the nature of their respective activities or the ownership of their respective properties, qualification to do business is required or if not so qualified in any state, the lack of such qualification will not materially affect the Bank’s ability to enforce the Agreement, the Notes or the other Loan Documents or materially affect the Borrower’s or each Subsidiary’s of the Borrower ability to carry on its business.

5.4 Compliance with Laws and Contracts. The Borrower shall be, and shall cause each Subsidiary of the Borrower to be, in material compliance with all applicable Governmental Rules (including, but not limited to, Environmental Laws). The Borrower shall comply, and shall cause any Subsidiary of the Borrower to comply, with all material provisions of each material contract and agreement to which the Borrower or any Subsidiary of the Borrower is a party.

5.5 Accounting System; Books and Records. The Borrower shall maintain a system of accounting established and administered in accordance with GAAP consistently applied and will set aside on its books all such proper reserves as shall be required by GAAP. Further, the Borrower will maintain, and will cause each Subsidiary of the Borrower to maintain, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all of its respective properties and assets, including but not limited to the Collateral, and its respective dealings and business affairs.

5.6 Payment of Taxes and Other Liabilities. The Borrower shall promptly pay and discharge, and cause each Subsidiary of the Borrower to promptly pay and discharge, all obligations, accounts and liabilities to which it is subject, including but not limited to all taxes, assessments and governmental charges and levies upon it or upon any of its income, profits, or property, prior to the date on which penalties attach thereto; provided, however, that for purposes of this Agreement, neither the Borrower nor any Subsidiary of the Borrower shall be required to pay any tax, assessment, charge or levy (i) the payment of which is being contested in good faith by appropriate and lawful proceedings diligently conducted and (ii) as to which the Borrower shall have set aside on its books reserves for such claims as are determined to be adequate by the application of GAAP consistently applied, but only to the extent that failure to discharge any such liabilities would not result in any additional material liability; and provided, further, that the Borrower shall pay all such contested liabilities forthwith upon the commencement of proceedings to foreclose any lien or other Encumbrance which may have attached as security therefor.

5.7 Insurance. The Borrower shall maintain, and shall cause its Subsidiaries to maintain, at all times adequate insurance to the satisfaction of the Bank with the insurers shown on Schedule 4.16 or other financially sound and reputable insurers acceptable to the Bank against such risks of loss as are customarily insured against and in amounts customarily carried by Persons owning, leasing or operating similar properties, including, but not limited to: (i) fire and theft and extended coverage insurance in an amount at least equal to the total full replacement cost of its insurable property, (including boiler coverage, if applicable); (ii) liability insurance on account of injury to persons or property; (iii) insurance which complies with all applicable workers’ compensation, unemployment and similar laws; (iv) interruption of the business and loss of income of a Loan Party; (v) flood insurance, at any time when any real property of a Loan Party on which the Bank has a mortgage is designated to be in an area of special flood hazard; and (vi) such other insurance as the Bank may reasonably request from time to time, all of the foregoing to be acceptable to the Bank at all times during the term hereof. The Borrower shall cause all such insurance to be issued with a long form lender’s and mortgagee’s loss payable endorsement in favor of the Bank, providing for at least 30 days’ written notice to the Bank prior to cancellation and the Borrower shall cause a copy of each policy and an original certificate of insurance to be delivered to the Bank prior to the first extension of credit under this Agreement and no later than 30 days prior to the expiration of any such insurance coverage. Prior to the first extension of credit under this Agreement and thereafter within 90 days of the close of each Fiscal Year, the Borrower will deliver to the Bank a schedule indicating all insurance coverage then in effect for the Borrower, in such detail as the Bank may reasonably request from time to time.

5.8 Maintenance of Properties. The Borrower shall maintain, preserve, protect and keep, and the Borrower shall cause each of its Subsidiaries to maintain, preserve, protect and keep, its respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly and advantageously conducted at all times.

5.9 Maintenance of Leases. The Borrower shall maintain, and shall cause its Subsidiaries to maintain, in full force and effect all leases for its respective real properties, and all other leases for personal property if the failure to maintain such personal property lease would constitute a Material Adverse Change; provided, however, that the provisions of this Section 5.9 shall not prohibit the Borrower from acquiring a fee interest in real properties and improvements thereto the subject of a current lease of real properties located in Bridgeville, Allegheny County, Pennsylvania between AK Steel Corporation, as lessor, and the Borrower, as lessee.

5.10 Maintenance of Patents, Trademarks, Permits, Etc. The Borrower shall maintain, and shall cause its Subsidiaries to maintain, in full force and effect, and investigate and prosecute all infringements of, all patents, trademarks, trade names, copyrights and other intellectual property and all licenses, franchises, permits and other authorizations necessary in the judgment of the Borrower for the ownership and operation of its properties and business, and the properties and business of its Subsidiaries.

5.11 Bank Accounts. Except as otherwise provided for herein, the Borrower shall maintain, and shall cause its Subsidiaries to maintain, all of its respective bank accounts with the Bank.

5.12 Plans and Benefit Arrangements. The Borrower shall, and shall cause each ERISA Affiliate to, comply with ERISA, the Internal Revenue Code and all other applicable Governmental Rules which are applicable to Plans and Benefit Arrangements, except where the failure to do so, alone or in conjunction with any other failure, would not result in a Material Adverse Change.

5.13 Environmental Matters and Indemnification.

(i) Each Loan Party shall be in material compliance with all Environmental Laws.

(ii) At least annually, each Loan Party shall inspect all property owned or leased by it and audit operations thereon to maintain compliance with all Environmental Laws.

(iii) Each Loan Party shall employ appropriate technology in order to maintain compliance with all applicable Environmental Laws, including without limitation the replacement or updating, if required, of underground or aboveground storage tanks owned by a Loan Party.

(iv) The Borrower shall investigate and remediate any Contamination in compliance with Governmental Rules, using a reputable environmental remediation firm, and shall inform the Bank in writing from time to time as to the status of any such remediation.

(v) Following the occurrence of an Event of Default, the Bank shall have the right, but not the duty, to enter upon the Collateral and to perform such inspections, testing, sampling and analysis as it deems fit, invasive or otherwise, of soil, groundwater, surface water, air or of Collateral, to ascertain the presence of Contamination or to monitor compliance with the environmental provisions of this Agreement or any of the other Loan Documents. Following any Event of Default, or upon the discovery of the presence of Contamination or a violation of any environmental provision of this Agreement or the other Loan Documents, the Bank shall have the right, but not the duty, to enter upon such real estate and perform such investigation or remediation as it deems fit in order to protect its security interests and the value of Collateral and such real estate. Any expenses incurred by the Bank under this item (v) shall be at the sole expense of Borrower and shall be indemnified by Borrower pursuant to item (vi) below.

(vi) The Borrower shall defend and indemnify the Bank and hold it harmless from and against all loss, liability, damage, expense, claims, costs, fines, penalties, assessments (including without limitation, interest on any of the foregoing), reasonable attorneys’ fees and reasonable consultants’ and contractors’ fees, asserted against or suffered or incurred by the Bank which arise, result from or in any way relate to (A) a breach or violation of any Environmental Law, (B) the imposition of any Encumbrance on the Borrower’s assets, (C) Contamination or the presence of a Hazardous Substance and (D) an Environmental Claim. The Borrower’s obligations hereunder shall arise at the inception or upon the discovery of the event giving rise to the obligation to indemnify, whether or not any Governmental Authority has taken or has threatened any action, so that the Borrower shall bear all expenses from the outset. The Borrower’s obligations pursuant to this item (vi) shall survive the termination of this Agreement and the repayment of the Obligations.

5.14 Key Management. The Borrower shall employ Clarence M. McAninch as President and Chief Executive Officer, and shall use its best efforts to cause such key manager to continue to serve in such capacity. In the event of the voluntary or involuntary termination of the key manager for any reason, the Borrower shall, as soon as practicable, replace such individual with another qualified manager with comparable management skills and experience in the Borrower’s industry and reasonably satisfactory to the Bank.

5.15 Visitation Rights. The Borrower shall permit, and shall cause its Subsidiaries to permit, any of the officers or authorized employees or representatives of the Bank to visit and inspect any of the properties of the Borrower, or a Subsidiary of the Borrower, and to examine and make excerpts from its books and records and discuss its respective business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Bank may reasonably request, provided that Bank shall provide the Borrower, or the Subsidiary of the Borrower, as the case may be, with reasonable notice prior to any visit or inspection.

5.15 Further Assurances; Power of Attorney. At any time and from time to time, upon the Bank’s request, the Borrower shall make, execute and deliver, and shall cause any other Person to make, execute and deliver, to the Bank, and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled, at such time and in such offices and places as shall be deemed desirable by the Bank, any and all such further Security Documents, certificates and other documents and instruments as the Bank may consider necessary or desirable in order to effectuate, complete, perfect, continue or preserve the obligations of the Borrower hereunder or under the other Loan Documents and the Encumbrances created hereby and thereby. The Borrower hereby appoints the Bank, and any of its officers, directors, employees and authorized agents, with full power of substitution, upon any failure by the Borrower to take or cause to be taken any action described in the preceding sentence, to make, execute, record, file, re-record or refile any and each such Security Document, instrument, certificate and document for and in the name of the Borrower. The power of attorney granted pursuant to this Section 5.15 is coupled with an interest and shall be irrevocable until all of the Obligations are paid in full, the Revolving Credit Commitment is terminated and all Letters of Credit have expired or have been terminated.

ARTICLE 6. NEGATIVE COVENANTS

From the date hereof and thereafter until the last to occur of (i) the termination of the Revolving Credit Commitment and (ii) the payment in full of the Notes and the other Obligations of the Borrower hereunder, the Borrower agrees, for the benefit of the Bank, that it will comply, or cause compliance by its Subsidiaries, with each of the following negative covenants:

6.1 Indebtedness. The Borrower shall not, nor shall the Borrower permit any Subsidiary of the Borrower, to create, incur, assume, cause, permit or suffer to exist or remain outstanding, any Indebtedness, except for:

(i) Indebtedness owed by a Loan Party to the Bank or an affiliate of the Bank;

(ii) Indebtedness in existence as of the date hereof as set forth on Schedule 6.1, including all extensions and renewals thereof; provided, however that no such extension or renewal may involve an increase in the principal amount of such Indebtedness or any other significant change in the terms thereof;

(iii) Indebtedness due under Governmental Loans; provided, however that (A) the outstanding principal amount of all such Indebtedness shall not exceed, in the aggregate at any one time outstanding, $6,500,000, (B) all such Indebtedness (other than Indebtedness to (x) the New York Job Development Authority incurred in connection with the Dunkirk Acquisition, or (y) the Dunkirk Local Development Corporation incurred in connection with the acquisition of a multiple bar shotblaster for the steel factory of Dunkirk located at 83 Brigham Road in Dunkirk, New York) must (I) be subject to an Intercreditor Agreement or (II) be subordinated to the repayment of the Obligations, as to security and repayment, in a manner in form and substance satisfactory to the Bank, and (C) no such Indebtedness may be secured by an Encumbrance on the Bridgeville Property;

(iv) Purchase money Indebtedness incurred by the Borrower or Dunkirk in connection with the acquisition of significant assets not already part of the Collateral under the Original Agreement;

(v) Indebtedness incurred by the Borrower, other than Indebtedness enumerated in items (i) through (iv) above, incurred after the date hereof; provided, however, that the outstanding principal amount of such Indebtedness shall not exceed, in the aggregate at any one time, $1,500,000, and, provided further however, no such Indebtedness may be secured by an Encumbrance on the Bridgeville Property;

(vi) Subordinated Indebtedness incurred by the Borrower and due to Holdings pursuant to the Holdings Credit Agreement; and

(vii) Indebtedness incurred to finance a Funded Acquisition which indebtedness, if not a Government Loan, must be subordinated to the Bank as to security and payment in a manner in form and substance reasonably satisfactory to the Bank; provided, however, no such Indebtedness may be secured by an Encumbrance on the Bridgeville Property.

6.2 Guarantees. The Borrower shall not enter into any Guarantees, nor permit any Subsidiary of the Borrower to enter into any Guarantees, except for (i) endorsements of negotiable instruments for deposit and collection and similar transactions in the ordinary course of business and (ii) unsecured Guaranties of the Borrower to support the obligations of a wholly owned Subsidiary created pursuant to Section 6.7.

6.3 Encumbrances. The Borrower shall not create, assume, incur, permit or suffer to exist, and Borrower shall not permit any Subsidiary to create, assume, incur, permit or suffer to exist, any Encumbrance upon any of their respective assets and properties, whether tangible or intangible and whether now owned or in existence or hereafter acquired or created and wherever located, nor acquire nor agree to acquire any assets or properties subject to an Encumbrance, except for:

(i) The security interests granted to the Bank as security for the Obligations, pursuant to Article 3 hereof and the Security Documents;

(ii) The Encumbrances in existence as of the date hereof, as listed on Schedule 6.3;

(iii) Permitted Encumbrances; and

(iv) Encumbrances on real or personal property in favor of sellers, lessors or lenders, in order to secure indebtedness permitted pursuant to items (ii) through (v) of Section 6.1; provided, however, no such Encumbrances may be secured by an Encumbrance on the Bridgeville Property.

6.4 Financial Covenants.

(i) Minimum Consolidated Tangible Net Worth. At all times during the term hereof, the Borrower’s Consolidated Tangible Net Worth shall not be less than:

Period	Minimum Consolidated Tangible Net Worth
From the Closing Date to and including December 30, 2005	$57,000,000

From December 31, 2005 to and including March 30, 2006	An amount equal to the sum of (a) the Minimum Consolidated Tangible Net Worth as set forth immediately above plus (b) 50% of Consolidated Net Income (if positive) for the Fiscal Quarter ending December 31, 2005

From March 31, 2006 through June 30, 2006 and for each successive fiscal period thereafter, each such fiscal period beginning with the last date of a Fiscal Quarter and continuing to the penultimate day of the next Fiscal Quarter.	An amount equal to the sum of (a) the required Minimum Consolidated Tangible Net Worth for the immediately preceding period plus (b) 50% of Consolidated Net Income (if positive) earned during the Fiscal Quarter ending on the first day of the period being tested.

(ii) Leverage. Beginning with the Fiscal Quarter ending June 30, 2005, and as at the end of each Fiscal Quarter thereafter, the Borrower’s ratio of Consolidated Total Indebtedness to EBITDA shall not exceed 3.00:1.00.

(iii) Consolidated Debt Service Ratio. Beginning with the Fiscal Quarter ending June 30, 2005, and as at the end of each Fiscal Quarter thereafter, the ratio of the Borrower’s EBITDA to Consolidated Debt Service shall not be less than 2.0:1.0.

6.5 [RESERVED].

6.6 Limitation on Dividends. The Borrower shall not declare or pay any dividends on, or make any distributions relating to or returns of capital on, any of its capital stock, or purchase or redeem any of its capital stock; provided, however, that, so long as no Default or Event of Default exists or would be caused by such distribution, the Borrower may pay dividends in any Fiscal Year which do not in the aggregate exceed fifty percent (50%) of the Borrower’s Consolidated Excess Cash Flow for such Fiscal Year.

6.7 Liquidations, Mergers, Consolidations, Acquisitions, Etc. No Loan Party shall dissolve, liquidate or wind up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets, capital stock or other equity interests of any other Person, or become or agree to become a general partner in any general or limited partnership or a joint venturer in any joint venture, except for:

(i) the consolidation or merger of any wholly-owned Subsidiary with or into the Borrower or with or into any other wholly-owned Subsidiary;

(ii) the creation of a wholly owned Subsidiary to consummate a transaction permitted in items (iii), (iv) and (v) below;

(iii) mergers, stock acquisitions or asset acquisitions, the cost of which to the Borrower either in the form of capital investment or assumption of liabilities (including without limitation (A) the issuance of a Guaranty permitted by Section 6.2 hereof, (B) a loan or advance permitted by Section 6.9 hereof or (C) investments permitted by Section 6.10 hereof) in the aggregate in any one Fiscal Year is $2,000,000 or less;

(iv) mergers, stock acquisitions or asset acquisitions, the cost of which to the Borrower either in the form of capital investment or assumption of liabilities (including without limitation (A) the issuance of a Guaranty permitted by Section 6.2 hereof (B) a loan or advance permitted by Section 6.9 hereof or (C) investments permitted by Section 6.10 hereof) in the aggregate in any one Fiscal Year is greater than $2,000,000; provided, that for each such merger or acquisition the amount by which such investment or assumption of liabilities exceeds $2,000,000 in the aggregate in any one Fiscal Year shall, immediately upon the consummation of such merger or acquisition, be added to the minimum required amount of the Borrower’s Tangible Net Worth for the purposes of Section 6.4; and

(v) a Funded Acquisition.

The foregoing notwithstanding, no merger, stock acquisition or asset acquisition otherwise permitted by items (ii), (iii), or (iv) above shall be permitted unless both immediately prior to and immediately after such merger or acquisition and taking into account such merger or acquisition no Default or Event of Default has occurred and is continuing.

6.8 Dispositions of Assets. No Loan Party shall sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, whether tangible or intangible (including but not limited to sales, assignments, discounts or other dispositions of Accounts, contract rights, Chattel Paper, Equipment or General Intangibles, with or without recourse, and sale/leaseback transactions), except for:

(i) any sale of Inventory in the ordinary course of business;

(ii) any sale, transfer or lease in the ordinary course of business of assets which are no longer necessary or required in the conduct of a Loan Party’s business; and

(iii) any sale, transfer or lease of assets in the ordinary course of business which assets are replaced by substitute assets acquired or leased by a Loan Party; provided, however, that such substitute assets are subject to a first and prior lien and security interest in favor of the Bank to the extent they are not subject to an Encumbrance in favor of the seller or lessor of such assets.

The foregoing notwithstanding, (A) Net Cash Proceeds aggregating during the term hereof in excess of $2,500,000 derived from a disposition of assets permitted by items (ii) and (iii) hereof shall be applied to reduce the outstanding principal balance of the Term Loan in accordance with the provisions of Section 2.2d hereof, and (B) nothing set forth in clauses (i), (ii) or (iii) of this Section 6.8 shall permit any sale, conveyance, lease, assignment, abandonment, transfer or other disposition of the Bridgeville Property.

6.9 Loans and Other Advances. The Borrower shall not make, and the Borrower shall not allow any Subsidiary of the Borrower to make, loans or other advances of funds, except that (i) the Borrower may make loans or other advances to a wholly owned Subsidiary created pursuant to Section 6.7 to fund acquisitions permitted by Section 6.7 and (ii) Holdings may advance funds to the Borrower under and pursuant to the Holdings Credit Agreement.

6.10 Investments. No Loan Party shall at any time nor shall it allow any Subsidiary of the Borrower at any time purchase, acquire or own any stock, bonds, notes, or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person, or become a joint venture partner in any joint venture, or agree, become or remain liable to do any of the foregoing, except for:

(i) debt securities having a maturity of not more than one year issued or guaranteed by the United States government or by an agency or instrumentality thereof;

(ii) certificates of deposit, bankers acceptances and time deposits, which in each case mature within one year from the date of purchase thereof and which are issued by a Qualified Bank;

(iii) commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by a Loan Party either (A) is accorded the highest rating by Standard and Poor’s Rating Group, a division of McGraw Hill, Inc. or Moody’s Investors Service, Inc. or (B) is issued by the Bank;

(iv) direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in each case maturing in 12 months or less from the date of acquisition;

(v) ownership of the capital stock of Subsidiaries as permitted by Section 6.7 of this Agreement; provided, however, no Subsidiary of the Borrower shall own the stock of any other Subsidiary; and

(vi) money market funds or income funds with a history of maintaining a stable net asset value per share.

6.11 Affiliate Transactions. No Loan Party shall enter into or carry out any transaction with an Affiliate (including, without limitation, purchasing property or services from or selling property or services to, any Affiliate or other Person) unless such transaction (i) is not otherwise prohibited by this Agreement, (ii) is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Bank and (iii) is in accordance with all applicable Governmental Rules.

6.12 Use of Proceeds. The Borrower shall not use any proceeds of the Loans or any Letter of Credit either directly or indirectly (i) for the purpose of “purchasing or carrying any margin stock” within the meaning of Regulations T, U or X, or (ii) (x) to knowingly purchase any Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Security, (y) to knowingly purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary or (z) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Borrower or an Affiliate of the Borrower.

6.13 Change of Business. (i) The Borrower shall not engage directly or indirectly in any business other than the production, conversion or marketing of specialty and low alloy steels, and (ii) the Borrower shall not allow a Subsidiary to engage in any business except as set forth in Section 4.22.

6.14 Change of Fiscal Year. The Borrower shall not change its Fiscal Year which now ends on December 31.

6.15 ERISA. The Borrower shall not:

(i) (A) With respect to any Plan or Money Purchase Plan, incur any material liability for failure to make timely payment of any contribution or installment required under Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, or otherwise materially fail to comply with the funding provisions set forth therein, (B) with respect to any Plan or Money Purchase Plan, suffer to exist any lien under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code against the property and rights to property of the Borrower or any ERISA Affiliate or (C) terminate, or permit any ERISA Affiliate to terminate, any Plan or Money Purchase Plan in a manner which could reasonably be expected to result in the imposition of a lien upon the property or rights to property of the Borrower or any ERISA Affiliate pursuant to Section 4068 of ERISA;

(ii) Engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) for which a statutory or administrative exemption is not available under Section 408 of ERISA or Section 4975 of the Internal Revenue Code; or

(iii) Without the prior written consent of the Bank, partially or completely withdraw from any Multiemployer Plan where such withdrawal could reasonably be expected to subject the Borrower or any ERISA Affiliate to Withdrawal Liability.

6.16 Amendments to Certain Documents. No Loan Party shall amend in any material respect its certificate of incorporation, by-laws, or other organizational documents, without providing at least 10 days’ prior written notice to the Bank and, in the event that such amendment would be adverse to the Bank, as determined in the Bank’s sole discretion, obtaining the prior written consent of the Bank.

6.17 Limitation on Negative Pledge Clauses. Neither the Borrower nor any of its Subsidiaries shall enter into any agreement with any Person (other than the Bank pursuant hereto) which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Encumbrance upon any of its property, assets or revenues, whether now owned or hereafter acquired.

ARTICLE 7. CONDITIONS TO MAKING EXTENSIONS OF CREDIT

7.1 All Loans. The obligation of the Bank to amend and restate the Original Agreement under and pursuant to the terms hereof, to make any Loan and to issue any Letter of Credit hereunder is subject to the satisfaction of each of the following conditions precedent:

7.1a Work Cash Sweep Agreement. No advance pursuant to Section 2.1 shall occur if either the Borrower or the Bank has terminated the Working Cash Sweep Agreement.

7.1b Term Loan Disbursement. As to the amending and recasting under the Term Loan Commitment the Borrower shall have satisfied the conditions of Section 2.2.

7.1c No Default or Event of Default. The Borrower shall have performed and complied with all agreements and conditions which are required hereby or by any other Loan Document to be performed or complied with by it prior to such Loan being made or such Letter of Credit being issued, and, at the time of such Loan or the issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or will result from the making such Loan or the issuance of such Letter of Credit.

7.1d No Material Adverse Change. At the time of making such Loan or the issuance of such Letter of Credit, no Material Adverse Change has occurred and is continuing.

7.1e Representations Correct. The representations and warranties contained in Article 4 hereof and in the other Loan Documents and otherwise made in writing by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement shall be (i) correct when made and (ii) correct in all material respects at the time of such Loan or the issuance of such Letter of Credit.

Each request for a Loan or for the issuance of a Letter of Credit or amendment thereto whether made orally or in writing, shall be deemed to be, as of the time made, a certification by the Borrower as to the accuracy of the matters set forth in Sections 7.1c, 7.1d and 7.1e.

7.2 Initial Extension of Credit. The obligation of the Bank to make the first Revolving Credit Loan or to amend and recast the Term Loan (or the issuance of the first Letter of Credit hereunder) is subject to the satisfaction of each of the following conditions precedent, in addition to the conditions precedent set forth in Section 7.1:

7.2a Credit Agreement. Receipt by the Bank of a fully executed copy of this Agreement.

7.2b Schedules. Receipt by the Bank of all schedules and exhibits to this Agreement and the other Loan Documents prepared by the Borrower, and a determination by the Bank that all exceptions shown on such schedules are satisfactory to it.

7.2c Notes. Receipt by the Bank of the Notes, each executed by the Borrower.

7.2d Security Agreement. Receipt by the Bank of a Security Agreement executed by each of the Borrower, Dunkirk and Holdings.

7.2e Financing Statements. Receipt by the Bank of all Uniform Commercial Code financing statements or amendments to existing financing statements requested by it.

7.2f Mortgage. Receipt by the Bank of the Third Amendment to Leasehold Mortgage executed by the Borrower and in recordable form.

7.2g Guaranty Agreement. Receipt by the Bank of a Guaranty Agreement executed by each Subsidiary of the Borrower.

7.2h Environmental Indemnity Agreement. Receipt by the Bank of an environmental indemnity agreement executed by the Borrower in form and substance satisfactory to the Bank.

7.2i Working Cash Agreements. The Bank shall have received duly executed counterpart originals of the Working Cash Sweep Agreement and the Trust Agreement.

7.2j Landlord’s Consents. Receipt by the Bank of such Landlord’s Consents for the real property location leased by the Borrower or Dunkirk executed by the lessor of such location as the Bank shall request.

7.2k Subordination Agreement. Receipt by the Bank of the acknowledgment of subordination agreement duly executed by a Borrower and Holdings in form and substance satisfactory to the Bank.

7.2l Deposit Account; Lockbox Agreements. Receipt by the Bank of (i) evidence satisfactory to it that each of the Borrower and Dunkirk has opened a deposit account with the Bank, (ii) the fully-executed Lockbox Agreements.

7.2m Hazard Liability Insurance. Receipt by the Bank of (i) copies of the Loan Parties’ insurance policies, containing long-form lender loss payable and mortgagee endorsements satisfactory to the Bank and which in all other respects comply with the requirements of Sections 4.16 and 5.7 and the insurance requirements set forth in the other Loan Documents, (ii) satisfactory evidence of flood insurance and (iii) current insurance certificates for all such policies.

7.2n Lien Searches. Receipt by the Bank of Uniform Commercial Code, tax lien and judgment searches satisfactory to the Bank.

7.2o Business Plan. Receipt by the Bank of the Borrower’s business plan for the Fiscal Year ending December 31, 2005, in form and substance satisfactory to the Bank.

7.2p Corporate Documents of Loan Parties. Receipt by the Bank of the following corporate documents for each Loan Party:

(i) a copy of its certificate of incorporation (or certificate of organization, as applicable), certified as true and correct by the Secretary of State of the state of its incorporation or organization, as the case may be, not more than 30 days prior to the date hereof;

(ii) good standing certificates issued by the Secretaries of State of the state where such a Loan Party is incorporated (or organized, as applicable) and each state where such a Loan Party is required to be qualified to do business, each dated not more than 30 days prior to the date hereof;

(iii) resolutions of its board of directors (or other managing body) authorizing the execution of the Loan Documents and the performance by such a Loan Party pursuant thereto, certified by the secretary of such a Loan Party as being true, correct, complete and in effect as of the Closing Date and in form and substance satisfactory to the Bank;

(iv) a copy of its by-laws (or operating agreement, as applicable) and all amendments thereto, certified by the secretary of such a Loan Party as being true, correct, complete and in effect; and

(v) an incumbency certificate for such a Loan Party, showing the names of the officers of such a Loan Party, their respective titles and containing their true signatures.

7.2q Opinion of Counsel. Receipt by the Bank of an opinion of counsel to the Loan Parties, Paul A. McGrath, Esquire, addressed to the Bank and in all respects satisfactory to the Bank.

7.2r No Default Certificates. On the Closing Date (after giving effect to the Loan or other extension of credit made on the Closing Date) receipt by the Bank of a certificate executed by an Authorized Officer, stating that, as of such date, and no Default or Event of Default exists or will exist after giving effect to the transaction entered into by the Loan Parties under the Loan Documents, no Material Adverse Change has occurred and all representations and warranties made by any Loan Party in the Agreement and the other Loan Documents are true and correct as of such date.

7.2s Cash Management Agreements. Receipt by the Bank of the various documents each executed by the Borrower required by the Bank to establish the various accounts required to implement the cash management program agreed upon between the Borrower and the Bank.

7.2t Request for Initial Disbursement. Receipt by the Bank of written instructions addressed to the Bank and executed by the Borrower, instructing the Bank as to the disbursement of the Loans to be made, and as to the issuance of any Letters of Credit to be issued, on the Closing Date, and containing complete wire transfer instructions, if applicable.

7.2u Closing Fee. Receipt by the Bank of the Closing Fee.

7.2v Legal Fees. Receipt by the Bank’s counsel, Tucker Arensberg, P.C., of the legal fees and expenses incurred by it in connection with the preparation and negotiation of the Loan Documents and the closing.

7.2w Closing Instructions. Receipt by the Bank of closing instructions executed by the Borrower with instructions for all disbursements to be made on the Closing Date.

7.2x No Material Adverse Change. At the time of making the initial Loan or the issuance of the initial Letter of Credit hereunder, no condition, event or development has occurred and is continuing which is, or could reasonably be expected to be, a Material Adverse Change.

7.2y Material Litigation. Except as listed on Schedule 4.10 attached hereto, no actions, suits, proceedings or investigations shall be pending or to the Borrower’s knowledge threatened against the Borrower or any of its Subsidiaries, or any of their respective businesses, operations, properties, prospects, profits or condition (financial or otherwise), at law or in equity, which, individually or in the aggregate, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or which purport to affect the rights and remedies of the Bank pursuant to the Loan Documents or which purport to restrain or enjoin (either temporarily, preliminarily or permanently) the performance by the Borrower or any of its Subsidiaries of any action contemplated by the Loan Documents.

7.2z No Material Contingent Obligation. At the time of making the initial Loan or the issuance of the initial Letter of Credit hereunder, no material contingent obligation has been incurred or assumed by the Borrower or any of its Subsidiaries.

7.2aa Evaluation of Financial Condition. The Bank shall have completed a satisfactory review and evaluation of the 2004 audit of Borrower and its Subsidiaries, and the projected consolidated earnings before interest expense, income tax expense, depreciation expense and amortization expense of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2005, together with a satisfactory review and evaluation of the amount and nature of all litigation (including threatened or potential litigation), tax, ERISA, employee retirement benefit, employment and labor matters, environmental and other contingent liabilities of the Borrower and its Subsidiaries.

ARTICLE 8. EVENTS OF DEFAULT; REMEDIES

8.1 Events of Default. Each of the following events shall constitute an Event of Default:

8.1a Nonpayment of Obligations. The Borrower shall default (i) in any payment of principal of either Note when due and such default in the payment of principal shall have continued for a period of two Business Days after such due date or (ii) in the payment of interest on either Note when due or in the payment of any of the Fees, expenses or other amounts due hereunder or under any of the other Loan Documents when due, and such default in payment of interest, Fees, expenses or other amounts shall have continued for a period of five Business Days after such due date; or the Borrower shall default in the payment when due of any Obligation not evidenced by the Notes and such default in payment shall have continued for a period of five Business Days after such due date.

8.1b Nonpayment of Other Indebtedness. Any Loan Party shall (i) default in the payment of any other Indebtedness, which Indebtedness has an aggregate principal outstanding balance of $100,000 or more, when such payment is due (whether by acceleration or otherwise) and any applicable grace periods with respect thereto have expired, or (ii) default in the performance of any term of any agreement under which any such Indebtedness is created, if the effect of any default described in this item (ii), after the expiration of any grace periods applicable thereto, is to cause such Indebtedness to become, or to permit the holder or holders of such Indebtedness (or any Person on behalf of such holder) to declare such Indebtedness due prior to its stated maturity.

8.1c Insolvency, Etc.

(i) Involuntary Proceedings. A proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under the Federal bankruptcy laws, or any other similar applicable Federal or state law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of their respective property, or for the winding up or liquidation of their respective affairs, and such shall remain undismissed or unstayed and in effect for a period of 60 days.

(ii) Voluntary Proceedings. The Borrower or any Subsidiary of the Borrower shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or state law now or hereinafter in effect, or shall consent or acquiesce to the filing of any such petition, or shall consent to or acquiesce in the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of their respective property, or shall make an assignment for the benefit of creditors, or shall be generally unable to pay their respective debts generally as they become due, or action shall be taken by the Borrower or any Subsidiary of the Borrower in furtherance of any of the foregoing.

8.1d Dissolution; Cessation of Business. Any Loan Party shall terminate its existence or cease to exist or permanently cease operations.

8.1e ERISA.

(i) One or more of the following events occur which results in or could result in liability to the Borrower or any other Loan Party:

(A) A Notice of Intent to Terminate any Plan (including any Plan of an ERISA Affiliate) is filed under Section 4041(c) of ERISA;

(B) Proceedings shall be instituted for the appointment of a trustee by the appropriate United States court to administer any Plan (including any Plan of an ERISA Affiliate);

(C) The PBGC shall institute proceedings to terminate any Plan (including any Plan of an ERISA Affiliate) or to appoint a trustee to administer any such Plan;

(D) A notice assessing Withdrawal Liability in an amount in excess of $250,000 with respect to any Multiemployer Plan (including any Multiemployer Plan of an ERISA Affiliate) shall have been received by the Borrower or any ERISA Affiliate; or

(ii) Any Governmental Rule is adopted, changed or interpreted by any Governmental Authority or agency or court with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements which, in the reasonable opinion of the Bank, could have a material adverse effect on the priority of any lien or security interest in favor of the Bank as established or described in this Agreement or the other Loan Documents.

8.1f Adverse Judgments. The aggregate amount of final judgments against the Borrower or any Subsidiary of the Borrower for which no further appellate review exists shall, at any one time, exceed, by $250,000 or more, the aggregate amount of insurance proceeds available to pay such judgments.

8.1g Failure to Take Certain Action. The Borrower shall fail to take measures satisfactory to the Bank, within 30 days after notice to the Borrower by the Bank, with respect to any action, suit, investigation, proceeding or Environmental Claim then pending or threatened against the Borrower or any Subsidiary of the Borrower the outcome of which, in the judgment of the Bank, may be material.

8.1h Failure to Comply with Loan Documents.

(i) Failure to Comply with Negative Covenants. The Borrower shall default in the due performance or observance of any covenant contained in Article 6 of this Agreement.

(ii) Failure to Comply with Other Covenants and Loan Documents. Any Loan Party shall default in the due performance or observance of any covenant, condition or provision set forth in this Agreement or any of the other Loan Documents which is not set forth elsewhere in this Section 8.1, and such default described in this item (ii) shall not be remedied for a period of 30 days after the earlier of (A) such default becoming known to any Authorized Officer or (B) notice of such default being delivered by the Bank to the Borrower.

(iii) Failure to Comply with Security Documents. The occurrence of an “event of default” as defined in any of the Security Documents.

8.1i Misrepresentation. Any representation or warranty made by a Loan Party in any Loan Document to which it is a party is untrue in any material respect as of the date made, or any schedule, statement, report, notice, certificate or other writing furnished by such a Loan Party to the Bank is untrue in any material respect on the date as of which the facts set forth therein are stated or certified.

8.1j Invalidity, Etc. of Loan Documents. Any material provision of this Agreement or any of the other Loan Documents shall at any time for any reason cease to be valid and binding on a Loan Party a party thereto; any Loan Document shall be declared to be null and void, or the validity or enforceability of any Loan Document shall be contested by a Loan Party a party to any such Loan Document, or a Loan Party shall deny that it has any or further liability or obligation under any Loan Document to which it is a party.

8.1k Material Adverse Change. The occurrence of any Material Adverse Change.

8.1l Termination of Working Cash Sweep Agreement. The termination upon thirty (30) days prior written notice by either the Bank or the Borrower of the Working Cash Sweep Agreement.

8.1m Intercreditor Agreement. The occurrence of an “event of default” as defined in the Intercreditor Agreement.

8.1n Change of Control. (i) any Person or group of Persons (within the meaning of Sections 13(a) or 14(a) of the Securities Exchange Act of 1934, as amended), or the current officers or directors of the Borrower, shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 30% or more of the voting capital stock of the Borrower; or

(ii) within a period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower.

8.2 Remedies.

8.2a Events of Default Under Section 8.1c. Upon the occurrence of an Event of Default set forth in Section 8.1c, the Revolving Credit Commitment shall automatically terminate and the Notes, interest accrued thereon and all other Obligations of the Borrower to the Bank shall become immediately due and payable, without the necessity of demand, presentation, protest, notice of dishonor or notice of default, all of which are hereby expressly waived by the Borrower. Thereafter, the Bank shall have no further obligation to make any additional Loans or other extensions of credit hereunder. In addition, during any 60-day period described in Section 8.1c(i), the Bank shall not have any obligation to make additional Loans hereunder.

8.2b Remaining Events of Default. Upon the occurrence and during the continuance of any Event of Default set forth in Sections 8.1a, 8.1b, 8.1d, 8.1e, 8.1f, 8.1g, 8.1h, 8.1i, 8.1j, 8.1k, 8.1l, 8.1m, or 8.2n the Bank shall have no further obligation to make any additional Loans hereunder and the Bank may, at its option, declare the Revolving Credit Commitment terminated and the Notes, interest accrued thereon and all other Obligations of the Borrower to the Bank to be due and payable, without the necessity of demand, presentation, protest, notice of dishonor or notice of default, all of which are hereby expressly waived by the Borrower. Thereafter, the Bank shall have no further obligation to make any additional Loans hereunder.

8.2c Letter of Credit Amount. Upon the occurrence of any Event of Default described in the foregoing Section 8.1c or upon the declaration by the Bank of any other Event of Default and the termination of the Revolving Credit Commitment, the obligation of the Bank to issue or amend Letters of Credit shall terminate, the Bank may provide written demand to any beneficiary of a Letter of Credit to present a draft against such Letter of Credit, and an amount equal to the maximum amount which may at any time be drawn under the Letters of Credit then outstanding (whether or not any beneficiary of such Letters of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under the Letters of Credit) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower. So long as the Letters of Credit shall remain outstanding, any amounts declared due pursuant to this Section 8.2c with respect to the outstanding Letters of Credit when received by the Bank shall be deposited and held by the Bank in an interest bearing account denominated in the name of the Bank over which the Bank shall have sole dominion and control of withdrawals (the “Cash Collateral Account”) as cash collateral for the obligation of the Borrower to reimburse the Bank in the event of any drawing under the Letters of Credit and upon any drawing under such Letters of Credit in respect of which the Bank has deposited in the Cash Collateral Account any amounts declared due pursuant to this Section 8.2c, the Bank shall apply such amounts held by the Bank to reimburse the Bank for the amount of such drawing. In the event that any Letter of Credit in respect of which the Bank has deposited in the Cash Collateral Account any amounts described above is cancelled or expires or in the event of any reduction in the maximum amount available at any time for drawing under the Letters of Credit outstanding, the Bank shall apply the amount then in the Cash Collateral Account designated to reimburse the Bank for any drawings under the Letters of Credit less the maximum amount available at any time for drawing under the Letters of Credit outstanding immediately after such cancellation, expiration or reduction, if any, to the payment in full of the outstanding Obligations, and second, to the payment of any excess, to the Borrower.

8.2d Additional Remedies. In addition to the remedies set forth above, upon the occurrence of any Event of Default, the Bank shall have all of the rights and remedies granted to it under this Agreement and the other Loan Documents and all other rights and remedies granted to creditors by law, in equity, or otherwise.

8.2e Exercise of Remedies; Remedies Cumulative. No delay on the part of the Bank or failure by the Bank to exercise any power, right or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude other or further exercises thereof, or the exercise of any other power, right or remedy. The rights and remedies in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Bank would otherwise have.

ARTICLE 9. GENERAL PROVISIONS

9.1 Amendments and Waivers. The Bank and the Borrower may from time to time enter into amendments, extensions, supplements and replacements to and of this Agreement and the other Loan Documents to which they are parties, and the Bank may from time to time waive compliance with a provision of any of such documents. No amendment, extension, supplement, replacement or waiver shall be effective unless it is in writing and is signed by the Bank and the Borrower. Each waiver shall be effective only for the specific instance and for the specific purpose for which it is given. All of the rights of the Bank set forth in this Agreement or in the other Loan Documents shall apply to any amendment, extension, supplement and replacement to and of this Agreement and the other Loan Documents.

9.2 Taxes. The Borrower shall pay any and all stamp, document, transfer and recording taxes, filing fees and similar impositions payable or hereafter determined by the Bank to be payable in connection with this Agreement, the other Loan Documents and any other documents, instruments and transactions pursuant to or in connection with any of the Loan Documents. The Borrower agrees to save the Bank harmless from and against any and all present and future claims or liabilities with respect to, or resulting from, any delay in paying or failure to pay any such taxes or similar impositions. The obligations of the Borrower pursuant to this Section 9.2 shall survive the termination of this Agreement and the repayment of the Obligations.

9.3 Expenses. The Borrower shall pay:

(i) All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and disbursements of the Bank’s counsel, which may include the Bank’s in-house counsel) in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and any and all other documents and instruments prepared in connection herewith and therewith, including but not limited to all amendments, waivers, consents and other documents and instruments prepared or entered into from time to time, including after the Closing Date;

(ii) All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and disbursements of the Bank’s counsel) in connection with (A) the enforcement of this Agreement and the other Loan Documents arising pursuant to a breach by any Loan Party of any of the terms, conditions, representations, warranties or covenants of any Loan Document to which he or it is a party, and (B) defending or prosecuting any actions, suits or proceedings relating to any of the Loan Documents;

(iii) All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and disbursements of the Bank’s counsel, consultants and contractors) in connection with environmental investigation, testing or other due diligence (A) contemplated by this Agreement and the other Loan Documents, and (B) following the occurrence of an Event of Default; and

(iv) All reasonable costs and expenses incurred by the Bank in connection with its periodic review and evaluation of the Collateral for the Loans.

All of such costs and expenses shall be payable by the Borrower to the Bank upon demand or as otherwise agreed upon by the Bank and the Borrower, and shall constitute Obligations under this Agreement. The Borrower’s obligation to pay such costs and expenses shall survive the termination of this Agreement and the repayment of the Obligations.

9.4 Notices.

9.4a Notice to the Borrower. All notices required to be delivered to the Borrower pursuant to this Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telecopier or by the United States certified mail, return receipt requested:

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15107

Attention: Richard M. Ubinger

Telecopier: 412-257-7640

9.4b Notice to the Bank. All notices required to be delivered to the Bank pursuant to this Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telecopier or by United States certified mail, return receipt requested:

PNC Bank, National Association
One PNC Plaza, 2nd Floor
249 Fifth Avenue
Pittsburgh, PA 15222
Attention:	David Gookin, Managing Director
Corporate Finance Group
Telecopier: 412-762-6484

9.4c Effectiveness of Notices. All such notices shall be effective three days after mailing, or on the date of telecopy transmission or when received, whichever is earlier. The Borrower and the Bank may each change the address for service of notice upon it by a notice in writing to the other party hereto.

9.5 Participations.

9.5a Sale of Participations. The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, and without the consent of the Borrower, at any time sell to one or more Participants (which Participants may be Affiliates of the Bank) Participations in the Revolving Credit Commitment, the Loans, the Notes, the Letters of Credit and the other interest of the Bank hereunder provided that each such Participation shall be in an initial minimum amount of $5,000,000. In the event of any such sale of a Participation, the Bank’s obligations under this Agreement to the Borrower shall remain unchanged, the Bank shall remain solely responsible for its performance under this Agreement, the Bank shall remain the holder of the Notes made payable to it for all purposes under this Agreement and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement and the other Loan Documents.

9.5b Right of Setoff. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its Participation in amounts owing under this Agreement and the Notes to the same extent as if the amount of its Participation were owing directly to it as a lender under this Agreement or the Notes.

9.5c Withholding of Income Taxes. If any Participant or purchasing lender is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Participant of purchasing lender shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Borrower and the Bank two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Participant’s or purchasing lender’s domicile that provides for the exemption from withholding on interest payments to such Participant or purchasing lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Participant or purchasing lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Borrower and the Bank that such Participant or purchasing lender is exempt from United States income tax withholding with respect to such income. Such Participant or purchasing lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. In addition, from time to time upon the reasonable request of Borrower and the Bank, each Participant or purchasing lender shall complete and provide Borrower and the Bank with such forms, certificates or other documents as may be reasonably necessary to allow Borrower or the Bank, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any Tax pursuant to Section 2.5b hereof.

9.6 Successors and Assigns. This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns; provided, however, that the Borrower shall not assign its rights or duties hereunder or under any of the other Loan Documents without the prior written consent of the Bank.

9.7 Confidentiality. The Bank shall keep confidential and not disclose to any Person, other than its directors, officers, employees, Affiliates and agents, and to actual or potential Participants, all non-public information concerning the Borrower and the Borrower’s Affiliates which comes into the Bank’s possession during the term hereof. Notwithstanding the foregoing, the Bank may disclose information concerning the Loan Parties (i) in accordance with normal banking practices and the Bank’s policies concerning disclosure of such information, (ii) to any Participant or potential Participant, (iii) pursuant to what the Bank believes to be the lawful requirements or request of any Governmental Authority regulating banks or banking, (iv) as required by any Governmental Rule, judicial process or subpoena, and (v) to its attorneys, accountants and auditors.

9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining portions hereof in such jurisdiction or affecting the validity or enforceability of such or any other provision hereof in any other jurisdiction.

9.9 Interest Limitation. Notwithstanding anything to the contrary herein contained, the total liability of the Borrower for payment of interest pursuant hereto shall not exceed the maximum amount, if any, of such interest permitted by any applicable Governmental Rule to be contracted for, charged or received, and if any payment by the Borrower to the Bank includes interest in excess of such a maximum amount, the Bank shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to the Borrower; provided that, to the extent permitted by applicable Governmental Rules, in the event the interest is not collected, is applied to principal or is refunded pursuant to this sentence and interest thereafter payable pursuant hereto shall be less than such maximum amount, then such interest thereafter so payable shall be increased up to such maximum amount to the extent necessary to recover the amount of interest, if any, theretofore uncollected, applied top principal or refunded pursuant to this sentence. Any such application or refund shall not cure or waive any Default or Event of Default. In determining whether or not any interest payable under this Agreement exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated in this Agreement to be “interest”) shall be deemed, to the extent permitted by applicable law, to be an expense, fee, premium or penalty rather than interest. To the extent permitted by applicable law, the Borrower hereby waives any provision of law which renders any provision hereof prohibited, unenforceable or not authorized in any respect.

9.10 Survival. Except as otherwise provided in Sections 4.20, 5.13, 9.2 and 9.3, all representations, warranties, covenants and agreements of the Borrower contained herein or in the other Loan Documents or made in writing in connection herewith shall survive the issuance of the Notes and shall continue in full force and effect so long as the Borrower may borrow hereunder and so long thereafter until all of the Obligations are paid in full.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, EXCEPTING APPLICABLE FEDERAL LAW AND EXCEPT ONLY TO THE EXTENT PRECLUDED BY THE MANDATORY APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

9.12 FORUM. THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER IS A PARTY MAY BE COMMENCED IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA OR IN THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND THE PARTIES HERETO AGREE THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN EITHER OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO THE PARTIES AT THEIR ADDRESSES SET FORTH IN SECTION 9.4, OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. FURTHER, THE BORROWER HEREBY SPECIFICALLY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA AND THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVES AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED FROM RAISING ANY OBJECTION BASED ON FORUM NON CONVENIENS, ANY CLAIM THAT EITHER SUCH COURT LACKS PROPER VENUE OR ANY OBJECTION THAT EITHER SUCH COURT LACKS PERSONAL JURISDICTION OVER THE BORROWER SO AS TO PROHIBIT EITHER SUCH COURT FROM ADJUDICATING ANY ISSUES RAISED IN A COMPLAINT FILED

WITH EITHER SUCH COURT AGAINST THE BORROWER BY THE BANK CONCERNING THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR PAYMENT TO THE BANK. THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE CHOICE OF FORUM CONTAINED IN THIS SECTION 9.12 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY FORUM OR THE TAKING OF ANY ACTION UNDER THE LOAN DOCUMENTS TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

9.13 Non-Business Days. Whenever any payment hereunder or under the Notes is due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day (except as specifically required by the terms of this Agreement), and such extension of time shall in each such case be included in computing interest in connection with such payment.

9.14 Integration. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties hereto relating to this financing transaction and it supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

9.15 Headings. Article, Section and other headings used in this Agreement are intended for convenience only and shall not affect the meaning or construction of this Agreement.

9.16 Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought. This Agreement shall become binding when the parties have delivered (which delivery may be by telecopier) at least one executed counterpart hereof or of the signature page hereto.

9.17 WAIVER OF JURY TRIAL. IN ORDER TO EXPEDITE THE RESOLUTION OF ANY DISPUTES WHICH MAY ARISE UNDER THIS AGREEMENT OR UNDER ANY OTHER LOAN DOCUMENT TO WHICH THE BORROWER IS A PARTY, AND IN LIGHT OF THE COMPLEXITY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT TO WHICH THEY MAY BOTH BE PARTIES, WHETHER ARISING OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ASSIGNMENT OR OTHER TRANSACTION CONTEMPLATED HEREBY OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN THEM OF ANY KIND OR NATURE. BOTH PARTIES ACKNOWLEDGE THAT THIS WAIVER OF JURY TRIAL HAS BEEN SPECIFICALLY NEGOTIATED AS A PART OF THIS AGREEMENT.

9.18 General Indemnity

9.18a Indemnity Obligation. In addition to all the rights and remedies available to the Bank at law or in equity, the Borrower hereby agrees to defend and indemnify the Bank and its successors and permitted assigns and its Affiliates, shareholders, officers, directors, employees, agents, and representatives (collectively, the “Indemnified Persons”) and save and hold each of them harmless against and pay on behalf of, or reimburse each of them for, any loss (including diminutions in value and consequential damages), liability, demand, suit, claim, action, cause of action, judgment, cost, damage, debt, obligation, deficiency, any Tax imposed with respect to other indemnity payments made under this Agreement (but not Excluded Taxes other than Taxes imposed on the net income or capital of the Bank with respect to another indemnity payment made hereunder), penalty, fine, charge and expense, whether or not arising out of any claims by or on behalf of the Borrower or any other Person, including interest, penalties, reasonable lawyers’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Losses”) which any Indemnified Persons may suffer, sustain, or become subject to, as a result of, in connection with, relating or incidental to, or by virtue of:

(a) any misrepresentation or breach of warranty on the part of the Borrower under Article III of this Agreement or a Subsidiary of the Borrower under a Security Document to which it is a party;

(b) without duplication of clause (a) above, any misrepresentation in or omission from any of the representations, warranties, statements, schedules and exhibits in or to this Agreement or any certificate or other instrument or document furnished to the Bank by the Borrower or any Subsidiary of the Borrower pursuant to this Agreement or any other Loan Document;

(c) any non-fulfillment or breach of any covenant or agreement on the part of the Borrower or any Subsidiary of the Borrower under this Agreement or any other Loan Document; or

(d) any claim whenever made, relating in any way to the Borrower or any Subsidiary and any claim, whenever made, arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the execution, performance and delivery by the Borrower or any Subsidiary of the Borrower or any Subsidiary of this Agreement and the other Loan Documents and agreements contemplated hereby or (ii) any actions taken by or omitted to be taken by any of the Indemnified Persons in connection with this Agreement or any of the other Loan Documents and agreements contemplated hereby.

The obligations under this Section shall not extend to Losses of an Indemnified Person arising because of the gross negligence or willful misconduct of such Indemnified Person.

9.19 Timing. Upon determination that an indemnification payment described in Section 9.19a is payable to an Indemnified Party, the indemnification of any Indemnified Person by the Borrower pursuant to this Section 9.19 shall be effected by wire transfer of immediately available funds from the Borrower to an account designated by the Indemnified Person within 15 days after determination of the requirement for indemnification.

9.20 Bank Not Liable. The Borrower agrees that the Bank shall not be liable to the Borrower for any Losses which the Borrower may suffer, sustain or become subject to as a result of, in connection with, relating or incidental to or by virtue of any action taken or not taken or anything done or not done by the Bank under or in respect of this Agreement or any Loan or Letter of Credit, save and except for any Losses which arise out of, or result from, the negligence, fraud or willful misconduct of the Bank, provided that the Bank shall not be liable for any special, consequential or punitive damages under any circumstances.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Third Amended and Restated Credit Agreement to be executed by their respective duly authorized officers as of the date first written above.

ATTEST/WITNESS		UNIVERSAL STAINLESS & ALLOY
PRODUCTS, INC.

By:	/s/ Paul A. McGrath	By:	/s/ Richard M. Ubinger	(SEAL)
Name:	Paul A. McGrath	Name:	Richard M. Ubinger
Title:	Vice President Operations,	Title:	Vice President Finance, Chief
	General Counsel and Secretary		Financial Officer and Treasurer

PNC BANK, NATIONAL ASSOCIATION

		By:	/s/ David B. Gookin	(SEAL)
		Name:	David B. Gookin
		Title:	Senior Vice President